REVOLVING CREDIT
AND
TERM LOAN AGREEMENT
dated as of February 18, 1998
among
FARGO ELECTRONICS, INC.
FARGO ELECTRONICS HOLDINGS, INC.
BANKBOSTON, N.A. and the other lending institutions set forth on Schedule 1 attached hereto
and
BANKBOSTON, N.A., as Agent
with BANCBOSTON SECURITIES INC. having acted as arranger

TABLE OF CONTENTS

1. DEFINITIONS AND RULES OF INTERPRETATION	1
1.1. Definitions	1
1.2. Rules of Interpretation	18
2. THE REVOLVING CREDIT FACILITY	19
2.1. Commitment to Lend	19
2.2. Commitment Fee	20
2.3. Reduction of Total Commitment	20
2.4. The Revolving Credit Notes	20
2.5. Interest on Revolving Credit Loans	21
2.6. Requests for Revolving Credit Loans	21
2.7. Conversion Options	21
2.8. Funds for Revolving Credit Loan	22
3. REPAYMENT OF THE REVOLVING CREDIT LOANS	23
3.1. Maturity	23
3.2. Mandatory Repayments of Revolving Credit Loans	23
3.3. Optional Repayments of Revolving Credit Loans	23
4. THE TERM LOANS	24
4.1. Commitment to Lend	24
4.2. The Term Notes	24
4.3. Mandatory Payments of Principal on Term Loans	25
4.4. Optional Prepayment of Term Loans	27
4.5. Interest of Term Loan	27
5. LETTERS OF CREDIT	28
5.1. Letter of Credit Commitments	28
5.2. Reimbursement Obligation of the Borrower	29
5.3. Letter of Credit Payments	30
5.4. Obligations Absolute	30
5.5. Reliance by Issuer	31
5.6. Letter of Credit Fee	31
6. CERTAIN GENERAL PROVISIONS	32
6.1. Closing Fee	32
6.2. Agent's Fee	32
6.3. Funds for Payments	32
6.4. Computations	32
6.5. Inability to Determine Eurodollar Rate	33
6.6. Illegality	33
6.7. Additional Costs, etc	33
6.8. Capital Adequacy	34
6.9. Certificate	35
6.10. Indemnity	35
6.11. Interest After Default	35
6.12. Replacement Banks	35
7. COLLATERAL SECURITY AND GUARANTIES	36
7.1. Security of Borrower	36
7.2. Guaranties and Security of Subsidiaries	36
8. REPRESENTATIONS AND WARRANTIES	36
8.1. Corporate Authority	36
8.2. Governmental Approvals	37
8.3. Title to Properties; Leases	37
8.4. Financial Statements and Projections	37
8.5. No Material Changes, etc	38
8.6. Franchises, Patents, Copyrights, etc	38
8.7. Litigation	38
8.8. No Materially Adverse Contracts, etc	39
8.9. Compliance with Other Instruments, Laws, etc	39
8.10. Tax Status	39
8.11. No Event of Default	39
8.12. Holding Company and Investment Company Acts	39
8.13. Absence of Financing Statements, etc	40
8.14. Perfection of Security Interest	40
8.15. Certain Transactions	40
8.16. Employee Benefit Plans	40
8.17. Use of Proceeds	41
8.18. Environmental Compliance	42
8.19. Subsidiaries, etc	43
8.20. Bank Accounts	43
8.21. Year 2000 Problem	44
8.22. Disclosure	44
8.23. Subordinated Debt Documents, Capitalization Documents and Transaction Documents	44
8.24. Chief Executive Office	44
8.25. Insurance	44
9. AFFIRMATIVE COVENANTS OF HOLDINGS AND THE BORROWER	44
9.1. Punctual Payment	45
9.2. Maintenance of Office	45
9.3. Records and Accounts	45
9.4. Financial Statements, Certificates and Information	45
9.5. Notices	47
9.6. Corporate Existence; Maintenance of Properties	47
9.7. Insurance	48
9.8. Taxes	49
9.9. Inspection of Properties and Books, etc.	49
9.10. Compliance with Laws, Contracts, Licenses, and Permits	50
9.11. Employee Benefit Plans	50
9.12. Use of Proceeds	50
9.13. Fair Labor Standards Act	50
9.14. Guarantors	50
9.15. Interest Rate Protection Arrangements	51
9.16. Additional Subsidiaries	51
9.17. Further Assurances	51
10. CERTAIN NEGATIVE COVENANTS OF HOLDINGS AND THE BORROWER	51
10.1. Restrictions on Indebtedness	51
10.2. Restrictions on Liens	52
10.3. Restrictions on Investments	54
10.4. Distributions and Restricted Payments	55
10.5. Merger, Consolidation and Disposition of Assets	56
10.6. Sale and Leaseback	57
10.7. Compliance with Environmental Laws	58
10.8. Subordinated Debt	58
10.9. Employee Benefit Plans	58
10.10. Business Activities	58
10.11. Fiscal Year	59
10.12. Transactions with Affiliates	59
10.13. Modification Documents Charter	59
10.14. Upstream Limitations	59
10.15. Inconsistent Agreements	59
10.16. Limitations on Foreign Exchange Arrangements	59
11. FINANCIAL COVENANTS OF THE BORROWER	59
11.1. Leverage Ratio	59
11.2. Minimum EBITDA	60
11.3. Fixed Charge Coverage Ratio	60
12. CLOSING CONDITIONS	60
12.1. Loan Documents etc.	60
12.2. Certified Copies of Charter Documents	61
12.3. Corporate, Action	61
12.4. Incumbency Certificate	61
12.5. Validity of Liens	61
12.6. Perfection Certificates and UCC Search Results	61
12.7. Landlord Consents	61
12.8. Certificates of Insurance	62
12.9. Solvency Certificate	62
12.10. Opinion of Counsel	62
12.11. Payment of Fees	62
12.12. Disbursement Instructions	62
12.13. Completion of Transaction	62
12.14. Capitalization	62
12.15. Consents and Approvals	62
12.16. Closing Date EBITDA	62
12.17. Completion of Due Diligence	62
13. CONDITIONS TO ALL BORROWINGS	63
13.1. Representations True; No Event of Default	63
13.2. No Legal Impediment	63
13.3. Governmental Regulation	63
13.4. Proceedings and Documents	63
14. EVENTS OF DEFAULT; ACCELERATION; ETC.	63
14.1. Events of Default and Acceleration	63
14.2. Termination of Commitments	67
14.3. Remedies	68
14.4. Distribution of Collateral Proceeds	68
15. SETOFF	69
16. THE AGENT	69
16.1. Authorization	69
16.2. Employees and Agents	70
16.3. No Liability	70
16.4. No Representations	70
16.5. Payments	71
16.6. Holders of Notes	72
16.7. Indemnity	72
16.8. Agent as Bank	72
16.9. Resignation	72
16.10. Notification of Defaults and Events of Default	73
16.11. Duties in the Case of Enforcement	73
17. EXPENSES AND INDEMNIFICATION	73
17.1. Expenses	73
17.2. Indemnification	74
17.3. Survival	74
18. TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION	74
18.1. Sharing of Information with Section 20 Subsidiary	74
18.2. Confidentiality	75
18.3. Prior Notification	75
18.4. Other	75
19. SURVIVAL OF COVENANTS, ETC.	75
20. ASSIGNMENT AND PARTICIPATION	75
20.1. Conditions to Assignment by Banks	75
20.2. Certain Representations and Warranties; Limitations; Covenants	76
20.3. Register	77
20.4. New Notes	77
20.5. Participations	78
20.6. Disclosure	78
20.7. Assignee or Participant Affiliated with the Borrower	78
20.8. Miscellaneous Assignment Provisions	79
20.9. Assignment by Borrower	79
21. NOTICES, ETC.	79
22. GOVERNING LAW	80
23. HEADINGS	80
24. COUNTERPARTS	80
25. ENTIRE AGREEMENT, ETC.	80
26. WAIVER OF JURY TRIAL	81
27. CONSENTS, AMENDMENTS, WAIVERS, ETC.	81
28. SEVERABILITY	82

REVOLVING CREDIT
AND
TERM LOAN AGREEMENT

    This REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of February 18, 1998, by and among FARGO ELECTRONICS, INC. (the "Borrower"), a Minnesota corporation having its principal place of business at 7901 Flying Cloud Drive, Eden Prairie, Minnesota 55344, FARGO ELECTRONICS HOLDINGS, INC., ("Holdings"), a Delaware corporation having its principal place of business at 125 High Street, Boston, Massachusetts 02110 and BANKBOSTON, N.A., a national banking association and the other lending institutions listed on Schedule 1 and BANKBOSTON, N.A. as agent for itself and such other lending institutions.

1.  DEFINITIONS AND RULES OF INTERPRETATION.

    1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

    Accounts Receivable. All rights of the Borrower or any of its Subsidiaries to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower or any of its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with generally accepted accounting principles.

    Adjustment Date.  The first Business Day which is five (5) Business Days after receipt by the Agent of the most recent Compliance Certificate required to be delivered by the Borrower pursuant to §9.4(d).

    Affected Bank.  As defined in §6.12.

    Affiliate.  Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

    Agent's Head Office.  The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

    Agent BankBoston, N.A. acting as agent for the Banks.

    Agent's Special Counsel.  Bingham Dana LLP or such other counsel as may be approved by the Agent.

    Applicable Margin.  For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin set forth below with respect to the Borrower's Leverage Ratio as determined for the period ending on the fiscal quarter ended immediately preceding the applicable Rate Adjustment Period.

Leverage Ratio	Base Rate A Loans	Eurodollar Rate A Loans	Base Rate B Loans	Eurodollar Rate B Loans	Letter of Credit Fee	Commitment Fee Rate
Greater than or equal to 3.50:1.00	1.50%	2.50%	1.75%	2.75%	2.50%	0.50%
Less than 3.50:1.00 but greater than or equal to 3.00:1.00	1.25%	2.25%	1.75%	2.75%	2.25%	0.50%
Less than 3.00:1.00 but greater than or equal to 2.50:1.00	1.00%	2.00%	1.75%	2.75%	2.00%	0.375%
Less than 2.50:1.00 but greater than or equal to 2.00:1.00	0.75%	1.75%	1.75%	2.75%	1.75%	0.375%
Less than 2.00:1.00	0.50%	1.50%	1.75%	2.75%	1.50%	0.375%

    Notwithstanding the foregoing, (a) for Loans outstanding, the Letter of Credit Fees and the commitment fee payable during the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after June 30, 1998, the Applicable Margin shall be the highest Applicable Margin set forth above, and (b) if the Borrower fails to deliver any Compliance Certificate pursuant to §9.4(d) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

    Asset Transfer Agreement.  The Asset Transfer Agreement dated as of February 18, 1998 by and between the Borrower and Primera and in form and substance reasonably satisfactory to the Agent and the Banks.

    Asset Sale.  Any one or series of related transactions in which any applicable Person conveys, sells, transfers or otherwise disposes of, directly or indirectly, any of its properties, businesses or assets (including the sale or issuance of capital stock of a Subsidiary), whether owned on the Closing date or thereafter acquired.

    Assignment and Acceptance.  See §20.1.

    Balance Sheet Date.  December 31, 1997.

    Banks.  BKB and the other lending institutions listed on  Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to §20.

    Base Rate.  The higher of (a) the annual rate of interest announced from time to time by BKB at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

    Base Rate A Loans.  Revolving Credit Loans and all or any portion of the Term Loan A bearing interest calculated by reference to the Base Rate.

    Base Rate B Loans.  All or any portion of the Term Loan B bearing interest calculated by reference to the Base Rate.

    Base Rate Loans.  The Base Rate A Loans and the Base Rate B Loans.

    BKB.  BankBoston, N.A., a national banking association, in its individual capacity.

    Borrower.  As defined in the preamble hereto.

    Building Reference Period.  The period of four consecutive fiscal quarters (or such shorter period of one, two or three consecutive fiscal quarters as has elapsed since the Closing Date).

    Business Day.  Any day on which banking institutions in Boston, Massachusetts, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

    Capital Assets.  Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will)i provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

    Capital Expenditures.  Amounts paid or Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with (a) the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles or (b) the lease of any assets by the Borrower or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the synthetic lease been treated for accounting purposes as a Capitalized Lease.

    Capitalization Documents.  The Subordinated Seller Note, the Consulting Agreement, the Stockholders Agreement, the Stock Purchase and Redemption Agreement and the Warrant (including the agreements, instruments and documents that are exhibits thereto) and the articles of incorporation and by-laws of, Holdings, the Borrower and its Subsidiaries.

    Capitalized Leases.  Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

    CERCLA.  See §8.18(a).

    Closing Date.  The first date on which the conditions set forth in §12 have been satisfied and any Revolving Credit Loans and the Term Loans are to be made or any Letter of Credit is to be issued hereunder.

    Code.  The Internal Revenue Code of 1986.

    Collateral.  All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

    Commitment.  With respect to each Bank, the amount set forth on  Schedule 1 hereto as the amount of such Bank's commitment to make Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

    Commitment Fee Rate.  The applicable rate per annum set forth in the chart contained in the definition of Applicable Margin under the heading "Commitment Fee Rate".

    Commitment Percentage.  With respect to each Bank, the percentage set forth on  Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks and with respect to the Term Loans, each Bank's commitment to make each of the respective Term Loans.

    Compliance Certificate.  See §9.4(d) hereof.

    Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

    Consolidated Cash Flow.  With respect to the Borrower and its Subsidiaries for any period, an amount equal to (a) the sum of (i) EBITDA for such period, plus (ii) if applicable, in-flows resulting from Net Working Capital Changes for such period, less (b) the sum of, (i) Capital Expenditures made in such period, plus (ii) cash income taxes paid in such period, plus (iii) if applicable, out-flows resulting from Net Working Capital Changes for such period, all as determined on a consolidated basis in accordance with generally accepted accounting principles.

    Consolidated Current Assets.  All cash and Accounts Receivable of the Borrower and its Subsidiaries on a consolidated basis, provided that Accounts Receivable shall be included only if good and collectible as determined by the Borrower in accordance with established practice consistently applied and only if payable and outstanding not more than ninety (90) days after the date of the shipment of goods or other transaction out of which any such Account Receivable arose; and such Accounts Receivable shall be taken at their face value less reserves determined to be sufficient in accordance with generally accepted accounting principles.

    Consolidated Current Liabilities.  The sum of, without duplication, (a) all liabilities and other Indebtedness of the Borrower and its Subsidiaries on a consolidated basis maturing on demand or within one (1) year from the date as of which Consolidated Current Liabilities are to be determined, plus (b) such other liabilities as may properly be classified as current liabilities in accordance with generally accepted accounting principles, plus (c) the aggregate amount of all Revolving Credit Loans and Unpaid Reimbursement Obligations outstanding at such time and the Maximum Drawing Amount of all issued and outstanding Letters of Credit at such time.

    Consolidated Excess Cash Flow.  With respect to the Borrower and its Subsidiaries and any particular fiscal period, an amount equal to (a) Consolidated Cash Flow for such periodless (b) the sum of (without duplication) (i) Consolidated Total Interest Expense for such period, plus (ii) any mandatory repayments (whether scheduled or otherwise) of principal and voluntary permanent prepayments of principal on any Indebtedness of the Borrower or any of its Subsidiaries paid or due and payable during such period (other than payments made in respect of the prior fiscal year's Consolidated Excess Cash Flow).

    Consolidated Net Income (or Deficit).  The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary nonrecurring items of income.

    Consolidated Operating Cash Flow.  For any period, an amount equal to (a) the sum of (i) EBIT for such period, plus (ii) depreciation and amortization for such period, less (b) the sum of (i) cash payments for all taxes paid during such period, plus (ii) to the extent not already deducted in the determination of EBIT, Capital Expenditures made during such period.

    Consolidated Total Interest Expense.  For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

    Consulting Agreement.  That certain Consulting Agreement dated on or prior to the Closing Date, between the Borrower and the Founder, and in form and substance reasonably acceptable to the Agent and the Banks.

    Conversion Request.  A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Loan in accordance with §2.7.

    Convertible Preferred Stock.  The Borrower's "Convertible Preferred Stock", as such term is defined in the Borrower's Amended and Restated Articles of Incorporation as in effect on the Closing Date.

    Copyright Mortgages.  The several Copyright Mortgage and Security Agreements, dated or to be dated on or prior to the Closing Date, made by the Borrower and its Subsidiaries in favor of the Agent and in form and substance reasonably satisfactory to the Banks and the Agent.

    Credit Agreement.  This Revolving Credit and Term Loan Agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified, supplemented and restated from time to time in accordance with the terms hereof.

    Default.  See §14.1.

    Delinquent Bank.  See §16.5.3.

    Distribution.  The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower.

    Dollars or $.  Dollars in lawful currency of the United States of America.

    Domestic Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

    Drawdown Date.  The date on which any Revolving Credit Loan or the Term Loans are made or are to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.7 or all or any portion of the Term Loans are converted or continued in accordance with §4.5(b).

    EBIT.  The consolidated earnings (or loss) from the operations of the Borrower and its Subsidiaries for any period, after all expenses and other proper charges but before payment or provision for any income taxes or interest expense for such period, determined in accordance with generally accepted accounting principles.

    EBITDA.  With respect to the Borrower and its Subsidiaries for any fiscal period, an amount equal to Consolidated Net Income for such period, plus, to the extent deducted in the calculation of Consolidated Net Income and without duplication, (a) depreciation and amortization for such period, (b) other noncash charges for such period, (c) income tax expense for such period, (d) Consolidated Total Interest Expense for such period, and (e) the aggregate amount of the Seller Consulting Fees provided that the aggregate amount of such Seller Consulting Fees does not exceed $40,000 in the aggregate for the fiscal quarter ending March 31, 1998 and minus, to the extent added in computing Consolidated Net Income and without duplication, all noncash gains (including income tax benefits) for such period, all as determined in accordance with generally accepted accounting principles.

    Eligible Assignee.  Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

    Employee Benefit Plan.  Any employee, benefit plan within the meaning of §3(3) of ERISA maintained of contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

    Environmental Laws.  See §8.18(a).

    EPA.  See §8.18(b).

    Equity Issuance.  The sale or issuance by the Borrower or any of its Subsidiaries of any of its capital stock or equity interests or any warrants, rights or options to acquire its capital stock or equity interests.

    ERISA.  The Employee Retirement Income Security Act of 1974.

    ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower under §414 of the Code.

    ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

    Eurocurrency Reserve Rate.  For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

    Eurodollar Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

    Eurodollar Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurodollar Rate Loans.

    Eurodollar Rate.  For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (a) the rate per annum (rounded upwards to the nearest 1/16 of one percent) at which the Reference Bank's Eurodollar Lending Office is offered Dollar deposits two (2) Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted, for delivery on the first day of such Interest Period for the number of days comprised therein ar4 in ax. amount comparable to the amount of the Eurodollar Rate Loan of the Reference Bank to which such Interest Period applies, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

    Eurodollar Rate A Loans.  Revolving Credit Loans and all or any portion of the Term Loan A bearing interest calculated by reference to the Eurodollar Rate.

    Eurodollar Rate B Loans.  All or any portion of the Term Loan B bearing interest calculated by reference to the Eurodollar Rate.

    Eurodollar Rate Loans.  The Eurodollar Rate A Loans A Loans the Eurodollar Rate B Loans.

    Event of Default.  See §14.1.

    Fee Letter.  The fee letter dated on or prior to the Closing Date between the Borrower and the Agent, as the same may be amended, modified or supplemented from lime to time.

    Founder.  Robert Cummins, in his individual capacity.

    generally accepted accounting principles.  (a) When used in §11, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

    Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

    Guarantors.  Each Subsidiary of the Borrower existing on the Closing Date and each other Person which is required to be or become a guarantor from time to time pursuant to §9.14 hereof.

    Hazardous Substances.  See §8.18(b).

    Holdings.  As defined in the preamble hereto.

    Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

      (a) every obligation of such Person for money borrowed,

      (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

      (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

      (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

      (e) every obligation of such Person under any Capitalized Lease,

      (f)  every obligation of such Person under any lease (a "synthetic lease") treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes,

      (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

      (h) every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights,

      (i)  every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "derivative contract"),

      (j)  every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

      (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the "primary obligation") of another Person (the "primary obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

    The "amount" or "principal amount" of any Indebtedness at any lime of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued an unpaid dividends to be comprised in such redemption or purchase price.

    Ineligible Securities.  Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1993 (12 U.S.C. §24, Seventh), as amended.

    Initial Public Offering.  The initial underwritten public offering of the common stock of the Borrower registered under the Securities Act of 1933.

    Instrument of Adherence.  See §10.5.1.

    Interest Payment Date.  (a) As to any Base Rate Loan, the last day of the calendar quarter with respect to interest accrued during such calendar quarter including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

    Interest Period.  With respect to each Revolving Credit Loan or all or any relevant portion of the Term Loans, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurodollar Rate Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan or all or such portion of the Term Loans and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

      (a) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

      (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

      (c) if the Borrower shall fail to give notice as provided in §2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

      (d) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

      (e) any Interest Period that would otherwise extend beyond the Revolving Credit Loan Maturity Date (if comprising a Revolving Credit Loan), the Term Loan A Maturity Date (if comprising the Term Loan A or a portion thereof) or the Term Loan B Maturity Date (if comprising the Term Loan B or a portion thereof) shall end on the Revolving Credit Loan Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date, as the case may be.

    Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

    Investors.  Those Persons identified as "Investors" on the signature pages to the Stockholders Agreement.

    Letter of Credit.  See §5.1.1.

    Letter of Credit Application.  See §5.6.

    Letter of Credit Fee.  See §5.1.1.

    Letter of Credit Participation.  See §5.1.4.

    Leverage Ratio.  As of any date of determination, the ratio of (a) Total Funded Indebtedness of the Borrower and its Subsidiaries outstanding on such date to (b) the EBITDA of the Borrower and its Subsidiaries for the Reference Period ended on such date; provided, however, for purposes of determining the Leverage Ratio for purposes of the Applicable Margin and compliance with §11.1 hereof, EBITDA for the quarter ended (i) March 31, 1997 shall be $4,071,000; (ii) June 30, 1997 shall be $4,523,000; (iii) September 30, 1997 shall be $5,605,000 and (iv) December 31, 1997 shall be $4,428,000.

    Loan Documents.  This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Fee Letter, the Subordination Agreement and the Security Documents.

    Loan Request.  See §2.6.

    Loans.  The Revolving Credit Loans and the Term Loans.

    Majority Banks.  As of any date, the Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding principal amount of the Notes, plus the unused portion of the Commitments on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitutes at least sixty-six and two-thirds percent (66 2/3%) of the Total Commitment.

    Material Adverse Effect.  A material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, individually, or Holdings, the Borrower and its Subsidiaries taken as a whole, or the Collateral, (b) the rights and remedies of the Agent or any Bank under any Loan Documents, or (c) the ability of Holdings, the Borrower or any of its Subsidiaries to perform its Obligations under the Loan Documents.

    Maximum Drawing Amount.  The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

    Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

    Net Cash Proceeds.  With respect to any Equity Issuance, the excess of the gross cash proceeds received by such Person from such Equity Issuance after deduction of reasonable and customary transaction expenses (including without limitation, underwriting discounts and commissions) actually incurred in connection with the Equity Issuance.

    Net Cash Sale Proceeds.  The net cash proceeds received by the Borrower and any of its Subsidiaries in respect of any Asset Sale, less the sum of (a) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by such Person) of income, franchise, sales and other applicable taxes required to be paid by such Person in connection with such Asset Sale and (b) the aggregate amount of cash so received by such Person which is used to retire (in whole or in part) any Indebtedness (other than under the Loan Documents) of such Person permitted by this Credit Agreement that was secured by a lien or security interest (if any) permitted by this Credit Agreement having priority over the liens and security interests (if any) of the Agent, for the benefit of the Banks, with respect to such assets transferred, and which is required to be repaid in whole or in part (which repayment, in the case of any other revolving credit arrangements or multiple advance arrangements, reduces the commitment thereunder) in connection with such Asset Sale.

    Net Working Capital Changes.  For any fiscal period, the net change from the immediately preceding like fiscal period in (a) both billed and unbilled Accounts Receivable, (b) current accounts payable of the Borrower and its Subsidiaries, (c) current accruals and accretions (exclusive of interest accruals and accretions) of the Borrower and its Subsidiaries and (d) inventory of the Borrower and its Subsidiaries.

    Non-Affected Banks.  As defined in §6.12 hereof.

    Non-Competition Agreement.  That certain Non-Competition Agreement dated or to be dated on or prior to the Closing Date among the Borrower, the Founder and Primera, and in form and substance reasonably satisfactory to the Agent and the Majority Banks.

    Notes.  The Term Notes and the Revolving Credit Notes.

    Obligations.  All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Application, Letter of Credit, or arising or incurred in connection with any interest rate protection arrangements contemplated by §9.16 or any documents, agreements or instruments executed in connection therewith, or other instruments at any time evidencing any thereof.

    outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

    Patent Assignments.  The Patent Assignment, dated or to be dated on or prior to the Closing Date, made by the Borrower in favor of the Agent and in form and substance reasonably satisfactory to the Banks and the Agent.

    PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

    Perfection Certificate.  The Perfection Certificate as defined in the Security Agreement.

    Permitted Liens.  Liens, security interests and other encumbrances permitted by §10.2.

    Person.  Any individual corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

    Preferred Stock.  Collectively, the Convertible Preferred Stock and the Redeemable Preferred Stock.

    Primera.  Primera Technology, Inc., a Minnesota corporation which is wholly-owned by the Founder.

    Rate Adjustment Period.  See the definition of Applicable Margin.

    RCRA.  See §8.18(a).

    Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

    Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

    Redeemable Preferred Stock.  The Borrower's "Redeemable Preferred Stock" as such term is defined in the Borrower's Amended and Restated Articles of Incorporation as in effect on the Closing Date.

    Reference Bank.  BKB.

    Reference Period.  The period of four (4) consecutive fiscal quarters of the Borrower ending on the relevant date.

    Register.  See §20.3.

    Reimbursement Obligation.  The Borrower's obligation to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in §5.2.

    Restricted Payment.  In relation to Holdings, the Borrower and its Subsidiaries, any (a) Distribution or (b) payment or prepayment by Holdings, the Borrower or its Subsidiaries to Holdings, the Founder or the Investors or to any other Affiliate of Holdings, the Borrower, the Founder or the Investors.

    Revolving Credit Loan Maturity Date.  February 18, 2003.

    Revolving Credit Loans.  Revolving credit loans made or to be made by the Banks to the Borrower pursuant to §2.

    Revolving Credit Note Record.  A Record with respect to a Revolving Credit Note.

    Revolving Credit Notes.  See §2.4.

    SARA.  See §8.18(a).

    Section 20 Subsidiary.  A Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

    Security Agreement.  The Security Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent and in form and substance reasonably satisfactory to the Banks and the Agent.

    Security Documents.  The Security Agreement, the Patent Assignment, the Trademark Assignment and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

    Seller Consulting Fees.  That certain monthly compensation payable by the Borrower to the Founder pursuant to the terms of the Consulting Agreement.

    Stockholders Agreement.  The Stockholders Agreement, dated or to be dated on or prior to the Closing Date among Holdings, the Founder, the Investors and the Borrower, and in the form delivered to the Agent on or prior to the Closing Date.

    Stock Option Plan.  The Borrower's 1998 Stock Option and Grant Plan.

    Stock Purchase and Redemption Agreement.  That certain Stock Purchase and Redemption Agreement dated or to be dated on or prior to the Closing Date by and among the Borrower, the Founder and Holdings, which shall be in form and substance reasonably satisfactory to the Agent and the Majority Banks.

    Subordinated Debt.  Unsecured Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by the Subordinated Debt Documents or by another written instrument containing subordination provisions in form and substance approved by the Banks in writing.

    Subordinated Debt Documents.  The Subordination Agreement and Subordinated Seller Note.

    Subordinated Seller Note.  The subordinated promissory note from the Borrower to the Founder dated as of the Closing Date in the original principal amount of $10,000,000 and in form and substance reasonably satisfactory to the Agent and the Banks.

    Subordination Agreement.  The Subordination Agreement, dated or to be dated on or prior to the Closing Date, among the Agent, the Founder and the Borrower and in form and substance reasonably satisfactory to the Banks and the Agent.

    Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

    Synthetic Lease.  As defined in paragraph (f) of the definition of "Indebtedness".

    Technology Agreement.  The Technology and Trademark License Agreement dated or to be dated on or prior to the Closing Date by and between the Borrower and Primera, and in form and substance reasonably satisfactory to the Agent and the Majority Banks.

    Term Loan A.  The term loan made or to be made by the Banks to the Borrower on the Closing Date in the aggregate principal amount of $40,000,000 pursuant to §4.1.1.

    Term Loan A Maturity Date.  February 18, 2003.

    Term Loan A Note Record.  A Record with respect to a Term Loan A Note.

    Term Loan A Notes.  See §4.2.1 hereof.

    Term Loan B.  The term loan made or to be made by the Banks to the Borrower on the Closing Date in the aggregate principal amount of $15,000,000 pursuant to §4.1.2.

    Term Loan B Maturity Date.  February 18, 2004.

    Term Loan B Note Record.  A Record with respect to a Term Loan B Note.

    Term Loan B Notes.  See §4.2.2 hereof.

    Term Loans.  The Term Loan A and the Term Loan B.

    Term Note Record.  A Record with respect to a Term Note

    Term Notes.  The Term Loan A Notes and the Term Loan B Notes.

    Total Commitment.  The sum of the Commitments of the Banks, as in effect from time to time.

    Total Debt Service.  For any period, all scheduled mandatory payments of principal on Indebtedness of the Borrower and its Subsidiaries made or required to be made in that period, plus the Consolidated Total Interest Expense of the Borrower and its Subsidiaries for that period.

    Total Funded Indebtedness.  All Indebtedness of the Borrower and its Subsidiaries for borrowed money, purchase money Indebtedness and with respect to Capitalized Leases and Synthetic Leases, determined on a consolidated basis in accordance with generally accepted accounting principles.

    Trademark Assignment.  The Trademark Assignment, dated or to be dated on or prior to the Closing Date, made by the Borrower in favor of the Agent and in form and substance reasonably satisfactory to the Banks and the Agent.

    Transaction.  The series of related transactions occurring on or prior to the Closing Date in which (a) Holdings shall pursuant to the terms of the Stock Purchase and Redemption Agreement, purchase from the Founder 10,513.69 shares of the Borrower's common stock for a purchase price of $32,000,000, which purchase price is to be paid in the form of a promissory note, which note shall be due and payable in full in cash on the day following the closing date of the transactions contemplated by the Stock Purchase and Redemption Agreement; (b) the Borrower shall, pursuant to the terms of the Stock Purchase and Redemption Agreement, redeem from the Founder 21,355.94 shares of its common stock for a purchase price of $65,000,000, of which $55,000,000 of the purchase price shall be paid in the form of a promissory note, which note shall be due and payable in full in cash on the day following the closing date of the transactions contemplated by the Stock Purchase and Redemption Agreement (which amount shall be paid out of the proceeds of the Term Loans) and $10,000,000 of such purchase price shall be evidenced by the Subordinated Seller Note; (c) the Borrower shall, pursuant to the terms of the Stock Purchase and Redemption Agreement, convert the common stock held by Holdings into 8,000 shares of the Borrower's Convertible Preferred Stock and 24,000 shares of the Borrower's Redeemable Preferred Stock; (d) the Borrower shall pursuant to the terms of the Stock Purchase and Redemption Agreement, convert the common stock held by the Founder into 1,787.50 shares of the Borrower's common stock and 5,362.50 shares of the Borrower's Redeemable Preferred Stock; and (e) the Borrower shall issue to certain of its employees designated by the Founder a total of 212.50 shares of the Borrower's common stock and 637.50 shares of the Borrower's Redeemable Preferred Stock.

    Transaction Documents.  Collectively, the Stock Purchase and Redemption Agreement, the Stockholders Agreement, the Warrant Agreement, the Non-Competition Agreement, the Technology Agreement, the Consulting Agreement, the Asset Transfer Agreement and all other documents, instruments and agreements which are to be executed in connection with the Transaction, all in form and substance reasonably satisfactory to the Agent and the Banks.

    Type.  As to any Revolving Credit Loan or all or any portion of the Term Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

    Uniform Customs.  With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

    Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, §5.2.

    Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

    Warrant.  That certain Warrant Agreement dated or to be dated on or prior to the Closing Date by and between the Borrower and the Founder, and in form and substance reasonably satisfactory to the Agent and the Majority Banks.

    1.2. Rules of Interpretation.

      (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

      (b) The singular includes the plural and the plural includes the singular.

      (c) A reference to any law includes any amendment or modification to such law.

      (d) A reference to any Person includes its permitted successors and permitted assigns.

      (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

      (f)  The words "include", "includes" and "including" are not limiting.

      (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

      (h) Reference to a particular "§" refers to that section of this Credit Agreement unless otherwise indicated.

      (i)  The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

      (j)  Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

      (k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

      (l)  This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Banks merely on account of the Agent's or any Bank's involvement in the preparation of such documents.

2. THE REVOLVING CREDIT FACILITY.

    2.1.  Commitment to Lend.  Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment minus such Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §12 and §13, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and §13, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

    2.2. Commitment Fee.  The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee calculated at the rate of the Commitment Fee Rate per annum on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Revolving Credit Loan Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the last day of each calendar quarter for such calendar quarter commencing on the first such date following the date hereof, with a final payment on the Revolving Credit Maturity Date or any earlier date on which the Commitments shall terminate.

    2.3. Reduction of Total Commitment.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Agent to reduce by $500,000 or an integral multiple of $100,000 in excess thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

    2.4. The Revolving Credit Notes.  The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Revolving Credit Note Record shall, absent manifest error, be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or tinder any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

    2.5. Interest on Revolving Credit Loans.  Except as otherwise provided in §6.11,

      (a) Each Base Rate A Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin.

      (b) Each Eurodollar Rate A Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

      (c) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

    2.6. Requests for Revolving Credit Loans.  The Borrower shall give to the Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of  Exhibit C hereto) of each Revolving Credit Loan requested hereunder (a "Loan Request") no less than (a) two (2) Business Days prior to the proposed Drawdown Date of any Base Rate Loan and (b) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof.

    2.7. Conversion Options.

      2.7.1  Conversion to Different Type of Revolving Credit Loan.  The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Revolving Credit Loan to a Base Rate Loan, the Borrower shall give the Agent at least two (2) Business Days prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least three (3) Eurodollar Business Days prior written notice of such election; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Revolving Credit Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

      2.7.2  Continuation of Type of Revolving Credit Loan.  Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur.

      2.7.3  Eurodollar Rate Loans.  Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $500,000 or a whole multiple of $100,000 in excess thereof.

    2.8.  Funds for Revolving Credit Loan.

      2.8.1  Funding Procedures.  Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by §§12 and 13 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans.

      2.8.2  Advances by Agent.  The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times(b) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

3. REPAYMENT OF THE REVOLVING CREDIT LOANS.

    3.1. Maturity.  The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

    3.2. Mandatory Repayments of Revolving Credit Loans. If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by §5.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

    3.3. Optional Repayments of Revolving Credit Loans.  The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this §3.3 may be made only on the last day of the Interest Period relating thereto. The Borrower shall give the Agent, no later than 11:00 a.m., Boston time, at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this §3.3 of Base Rate Loans, and three (3) Eurodollar Business Days notice of any proposed prepayment pursuant to this §3.3 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $250,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4. THE TERM LOANS.

    4.1. Commitment to Lend.

      4.1.1  Term Loan A.  Subject to the terms and conditions set forth in this Credit Agreement, each Bank agrees to lend to the Borrower on the Closing Date the amount of its Commitment Percentage of the principal amount of $40,000,000.

      4.1.2  Term Loan B.  Subject to the terms and conditions set forth in this Credit Agreement, each Bank agrees to lend to the Borrower on the Closing Date the amount of its Commitment Percentage of the principal amount of $15,000,000.

    4.2. The Term Notes.

      4.2.1  The Term Loan A Notes.  The Term Loan A shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B-1 hereto (each a "Term Loan A Note"), dated the Closing Date and completed with appropriate insertions. One Term Loan A Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment Percentage of the Term Loan A and representing the obligation of the Borrower to pay to such Bank such principal amount or, if less, the outstanding amount of such Bank's Commitment Percentage of the Term Loan A, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made a notation on such Bank's Term Loan A Note Record reflecting the original principal amount of such Bank's Commitment Percentage of the Term Loan A and, at or about the time of such Bank's receipt of any principal payment on such Bank's Term Loan A Note, an appropriate notation on such Bank's Term Loan A Note Record reflecting such payment. The aggregate unpaid amount set forth on such Bank's Term Loan A Note Record shall, absent manifest error, be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Term Loan A Note Record shall not affect the obligations of the Borrower hereunder or under any Term Loan A Note to make payments of principal of and interest on any Term Loan A Note when due.

      4.2.2  The Term Loan B Notes.  The Term Loan B shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B-2 hereto (each a "Term Loan B Note"), dated the Closing Date and completed with appropriate insertions. One Term Loan B Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment Percentage of the Term Loan B and representing the obligation of the Borrower to pay to such Bank such principal amount or, if less, the outstanding amount of such Bank's Commitment Percentage of the Term Loan B, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made a notation on such Bank's Term Loan B Note Record reflecting the original principal amount of such Bank's Commitment Percentage of the Term Loan B and, at or about the time of such Bank's receipt of any principal payment on such Bank's Term Loan B Note, an appropriate notation on such Bank's Term Loan B Note Record reflecting such payment. The aggregate unpaid amount set forth on such Bank's Term Loan B Note Record shall, absent manifest error, be prima facia evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Term Loan B Note Record shall not affect the obligations of the Borrower hereunder or under any Term Loan B Note to make payments of principal of and interest on any Term Loan B Note when due.

    4.3. Mandatory Payments of Principal on Term Loans.

      4.3.1  Term Loan A.  The Borrower promises to pay to the Agent for the account of the Banks the principal amount of Term Loan A in eighteen (18) consecutive quarterly payments, payable on the last day of each calendar quarter ending within any period set forth below in the amount set forth opposite such period, commencing on September 30, 1998 with a final payment on the Term Loan A Maturity Date in an amount equal to the unpaid balance of Term Loan A.

Quarter Ending:	Amount of Each Payment
September 30, 1998—June 30, 1999	$ 625,000
September 30, 1999—June 30, 2000	$1,625,000
September 30, 2000—June 30, 2001	$2,125,000
September 30, 2001—June 30, 2002	$2,500,000
September 30, 2002—December 31, 2002	$3,125,000
Term Loan A Maturity Date	Remaining unpaid balance of Term Loan A

      4.3.2  Term Loan B.  The Borrower promises to pay to the Agent for the account of the Banks the principal amount of Term Loan B in twenty-two (22) consecutive quarterly payments, payable on the last day of each calendar quarter ending within any period set forth below in the amount set forth opposite such period, commencing on September 30, 1998 with a final payment on the Term Loan B Maturity Date in an amount equal to the unpaid balance of Term Loan B.

Quarter Ending:	Amount of Each Payment
September 30, 1998—June 30, 2003	$ 125,000
September 30, 2003—December 31, 2003	$3,125,000
Term Loan B Maturity Date	Remaining unpaid balance of Term Loan B

      4.3.3  Annual Excess Cash Flow Recapture.  For each fiscal year of the Borrower ending on or after December 31, 1998 for which Consolidated Excess Cash Flow exceeds $500,000, the Borrower shall make a prepayment of principal on the Term Loans in an amount equal to fifty percent (50%) of such Consolidated Excess Cash Flow, such mandatory prepayment to be due one hundred twenty (120) days after the end of each applicable fiscal year and to be applied pro rata to each of the Term Loans based on the then outstanding amounts of each of the Term Loans and applied against the scheduled installments of principal due on the respective Term Loans on a pro rata basis.

      4.3.4  Proceeds of Asset Dispositions; Issuance IPO.  In the event the Borrower or any of its Subsidiaries receives any (a) Net Cash Sale Proceeds from any Asset Sales permitted by §10.5; (b) proceeds of insurance claims in an aggregate amount of $1,000,000 or more which have not been reinvested by the Borrower or such Subsidiary in replacement assets or to repair the asset so damaged, as the case may be, within 180 days of receipt by such Person of such proceeds or (c) Net Cash Proceeds from any Equity Issuances by the Borrower and its Subsidiaries after the Closing Date, the Borrower shall, within thirty (30) days of receipt thereof, make a prepayment of principal on the Term Loans in an amount equal to 100% of such Net Cash Sale Proceeds, proceeds of insurance claims or Net Cash Proceeds, as the case may be, and to be appliedpro rata to each of the Term Loans based on the then outstanding amounts of each of the Term Loans and applied against the scheduled installments of principal due on the respective Term Loans on a pro rata basis, and, if there are no outstanding amounts owned on the Term Loans, then to reduce the outstanding amount of the Revolving Credit Loans and to permanently reduce the Total Commitment by such amount provided, however, so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof, notwithstanding the foregoing, (1) in the event the Borrower receives any Net Cash Proceeds from any public offering of its capital stock (including, without limitation, its Initial Public Offering), the Borrower shall (a) to the extent the Borrower's Leverage Ratio is less than 2.00:1.00 on a pro forma basis immediately after giving effect to any prepayments, be entitled to use 100% of such Net Cash Proceeds of such Equity Issuance to either (i) prepay all or a portion of the Subordinated Seller Note; (ii) redeem all or any portion of the Redeemable Preferred Stock; or (iii) voluntarily repay the Loans and (b) to the extent the Borrower's Leverage Ratio is less than 2.50:1.00 but greater than 2.00:1.00 on a pro forma basis immediately after giving effect to any prepayments, be required to pay fifty percent (50%) of such Net Cash Proceeds to repay the Loans pursuant to this §4.3.4 and shall be entitled to use the remaining portion of such Net Cash Proceeds to either (i) prepay all or a portion of the Subordinated Seller Note; or (ii) voluntarily repay the Loans; and (2) in the event the Borrower receives any Net Cash Proceeds from any private offering of its capital stock, the Borrower shall (a) to the extent the Borrower's Leverage Ratio is less than 2.00:1.00 on a pro forma basis immediately after giving effect to any prepayments, be entitled to use 100% of such Net Cash Proceeds of such Equity Issuance to either (i) prepay all or a portion of the Subordinated Seller Note; (ii) redeem all or any portion of the Redeemable Preferred Stock; or (iii) voluntarily repay the Loans; (b) to the extent the Borrower's Leverage Ratio is less than 2.50:1.00 but greater than 2.00:1.00 on a pro forma basis immediately after giving effect to any prepayments, be entitled to use 100% of such Net Cash Proceeds of such Equity Issuance to either (i) prepay all or a portion of the Subordinated Seller Note; or (ii) voluntarily repay the Loan; and (c) to the extent the Borrower's Leverage Ratio is greater than or equal to 2.50:1.00 on a pro forma basis, be entitled to retain 100% of such Net Cash Proceeds of such Equity Issuance to either (i) voluntarily repay the Loans or (ii) for working capital and general corporate purposes (but not to repay any part of the Subordinated Seller Note or redeem all or any part of the Redeemable Preferred Stock).

      4.4.  Optional Prepayment of Term Loans.  The Borrower shall have the right at any time to prepay the Term Notes on or before the Term Loan A Maturity Date and Term Loan B Maturity Date, as the case may be, as a whole, or in part, upon not less than two (2) Business Days prior written notice to the Agent, without premium or penalty, provided that (a) each partial prepayment shall be in the principal amount of $250,000 or an integral multiple of $50,000 in excess thereof, N no portion of the Term Loans bearing interest at the Eurodollar Rate may be prepaid pursuant to this §4.4 except on the last day of the Interest Period relating thereto, (c) each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective outstanding amount of each Bank's Term Note, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion and (d) each such prepayment shall be applied pro rata to Term Loan A and Term Loan B based on the then outstanding amounts of each of the Term Loans. Any prepayment of principal of the Term Loans shall include all interest accrued to the date of prepayment and shall be applied against the scheduled installments of principal due on such Terms Loan on a pro rata basis. No amount repaid with respect to the Term Loans may be reborrowed.

    4.5.  Interest of Term Loan.

      4.5.1  Interest Rates.  Except as otherwise provided in §6.11, the Term Loans shall bear interest during each Interest Period relating to all or any portion of the Term Loan at the following rates:

        (a) To the extent that all or any portion of the Term Loans bear interest during such Interest Period at the Base Rate, the Term Loans or such portion shall bear interest during such Interest Period at the rate per annum equal to the Base Rate pro rata the Applicable Margin for Term Loan A and Term Loan B, as the case may be.

        (b) To the extent that all or any portion of the Term Loans bear interest during such Interest Period at the Eurodollar Rate, the Term Loans or such portion shall bear interest during such Interest Period at the rate per annum equal to the Eurodollar Rate pro rata the Applicable Margin for Term Loan A and Term Loan B, as the case may be.

      The Borrower promises to pay interest on the Term Loans or any portion thereof outstanding during each Interest Period in arrears on each Interest Payment Date applicable to such Interest Period.

      4.5.2  Notification by Borrower.  The Borrower shall notify the Agent, such notice to be irrevocable, at least two (2) Business Days prior to the Drawdown Date of the Term Loans if all or any portion of the Term Loans are to bear interest at the Base Rate and at least three (3) Eurodollar Business Days prior to the Drawdown Date of the Term Loans if all or any portion of the Term Loan is to bear interest at the Eurodollar Rate. After the Term Loans have been made, the provisions of §2.7 shall apply mutatis mutandis with respect to all or any portion of the Term Loans so that the Borrower may have the same interest rate options with respect to all or any portion of the Term Loans as it would be entitled to with respect to the Revolving Credit Loans.

      4.5.3  Amounts, etc..  Any portion of the Term Loans bearing interest at the Eurodollar Rate relating to any Interest Period shall be in the amount of $500,000 or an integral multiple of $100,000 in excess thereof. No Interest Period relating to the Term Loan or any portion thereof bearing interest at the Eurodollar Rate shall extend beyond the date on which a regularly scheduled installment payment of the principal of the Term Loans are to be made unless a portion of the Term Loans at least equal to such installment payment has an Interest Period ending on such date or is then bearing interest at the Base Rate.

5. LETTERS OF CREDIT.

    5.1.  Letter of Credit Commitments.

      5.1.1  Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks Set forth in §5.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $2,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Revolving Credit Loans outstanding shall not exceed the Total Commitment. Notwithstanding the foregoing, the Agent shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of the Borrower or any of its Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrower demonstrates to the reasonable satisfaction of the Agent that (x) such prior incurred Indebtedness were then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrower or such Subsidiary to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness were then secured or supported by a letter of credit issued for the account of the Borrower or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Borrower or such Subsidiary.

      5.1.2  Letter of Credit Applications.  Each Letter of CreditApplication shall be completed to the reasonable satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

      5.1.3  Terms of Letters of Credit.  Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Revolving Credit Loan Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

      5.1.4  Reimbursement Obligations of Banks.  Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §5.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).

      5.1.5  Participations of Banks.  Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under §5.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to §5.2.

    5.2.  Reimbursement Obligation of the Borrower.  In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

      (a) except as otherwise expressly provided in §5.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,

      (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount,. an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations, and

      (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this §5.2 at any time from the date such amounts become due and payable (whether as stated in this §5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in §6.11 for overdue principal on the Revolving Credit Loans.

    5.3.  Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Agent as provided in §5.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at the Agent's Head Office, in immediately available funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 360. The responsibility of the Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

    5.4.  Obligations Absolute.  The Borrower's obligations under this §5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligations under §5.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, unless such error, omission, interruption or delay was caused solely by the Agent's or such Bank's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.

    5.5.  Reliance by Issuer.  To the extent not inconsistent with §5.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

    5.6.  Letter of Credit Fee.  The Borrower shall on the date of issuance or any extension or renewal of any Letter of Credit pay a fee (in each case, a "Letter of Credit Fee") to the Agent (a) in respect of each standby Letter of Credit an amount equal to the rate of the Applicable Margin for letter of credit fees per annum of the face amount of such standby Letter of Credit,plus an amount equal to one eighth of one percent (1/8%) per annum of the face amount of such standby Letter of Credit (such 1/8% hereinafter called the "Issuing Fee"), which Issuing Fee shall be for the account of the Agent and the balance of which Letter of Credit Fee shall be for the accounts of the Banks in accordance with their respective Commitment Percentages and N in respect of each documentary Letter of Credit an amount equal to the rate of the Applicable Margin for letter of credit fees per annum on the face amount of such documentary Letter of Credit,plus an amount equal to one eighth of one percent (1/8%) per annum of the face amount of such documentary Letter of Credit (such 1/8% hereinafter called the "Documentary LC Issuing Fee"), which Documentary LC Issuing Fee shall be for the account of the Agent and the balance of which Letter of Credit Fee shall be for the accounts of the Banks in accordance with their respective Commitment Percentages. In respect of each Letter of Credit, the Borrower shall also pay to the Agent for the Agent's own account, at such other time or times as such charges are customarily made by the Agent, the Agent's customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

6. CERTAIN GENERAL PROVISIONS.

    6.1.  Closing Fee.  The Borrower agrees to pay to the Agent on the Closing Date the close fees as set forth in the Fee Letter.

    6.2.  Agent's Fee.  The Borrower shall pay to the Agent an Agent's fee (the "Agent's Fee") at the times and in the amounts set forth in the Fee Letter.

    6.3.  Funds for Payments.

      6.3.1  Payments to Agent.  All payments of principal interest, Reimbursement Obligations, commitment fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts, area that the Agent may from time to time designate, in each case in immediately available funds.

      6.3.2  No Offset, etc.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

    6.4.  Computations.  All computations of interest on the Base Rate Loans and of commitment fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 365-day year and paid for the actual number of days elapsed, and all computations of interest on Eurodollar Rate Loans shall be based on a 360-day year and paid for the actual number of day elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Records and the Term Note Records from time to time shall be considered correct and binding on the Borrower (absent manifest error) unless within ten (10) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Borrower shall notify the Agent or such Bank to the contrary.

    6.5.  Inability to Determine Eurodollar Rate.  In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent or the Majority Banks reasonably determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may. be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

    6.6.  Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make Eurodollar Rate Loans or convert Loans of another Type to Eurodollar Rate Loans shall forthwith be suspended and (b) such Bank's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this §6.6, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

    6.7.  Additional Costs, etc.  If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

      (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

      (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

      (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

      (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is

         (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment or any Letter of Credit, or

        (ii) to reduce the amount of principal interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment, any Letter of Credit or any of the Loans, or

        (iii) to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

    6.8.  Capital Adequacy.  If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances. If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will in such Bank's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

    6.9.  Certificate.  A certificate setting forth any additional amounts payable pursuant to §§6.7 or 6.8 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

    6.10.  Indemnity.  The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request, notice (in the case of all or any portion of the Term Loans pursuant to §4.5.2) or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or §4.5 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

    6.11.  Interest After Default.  During the continuance of an Event of Default arising under §§14.1(a) or (b) hereunder, the principal of the Revolving Credit Loans and the Term Loans not overdue shall until such Event of Default has been cured or remedied or such Event of Default has been waived by the Majority Banks pursuant to §27, bear interest at a rate per annum equal to two percent (2%) above the rate of interest otherwise applicable to such Revolving Credit Loans pursuant to §2.5 and the Term Loans pursuant to §4.5.

    6.12.  Replacement Banks.  Within thirty (30) days after any Bank has demanded compensation from the Borrower pursuant to §§6.6, 6.7 or 6.8 hereof (any such Bank described in the foregoing clause is hereinafter referred to as an "Affected Bank"), the Borrower may request that the other Banks (the "Non-Affected Banks") acquire all but not less than all of the Affected Bank's outstanding Loans and assume all, but not less than all of the Affected Bank's Commitment. If the Borrower so requests, the Non-Affected Banks may elect to acquire all or any portion of the Affected Bank's outstanding Loans and to assume all or any portion of the Affected Bank's Commitment. If the Non-Affected Banks do not elect to acquire and assume all of the Affected Bank's outstanding Loans and Commitment, the Borrower may designate a replacement bank or banks (which must be an Eligible Assignee), which must be reasonably satisfactory to the Agent, to acquire and assume that portion of the outstanding Loans and Commitment of the Affected Bank not being acquired and assumed by the Non-Affected Banks. The provisions of §20 hereof shall apply to all reallocations pursuant to this §6.12, and the Affected Bank and any Non-Affected Banks and/or replacement banks which are to acquire the Loans and Commitment of the Affected Bank shall execute and deliver to the Agent, in accordance with the provisions of §20 hereof, such Assignments and Acceptances and other instruments, as are required pursuant to §20 hereof to give effect to such reallocations; provided, however, the Borrower shall, or shall cause the assignee Bank, pay the registration fee set forth in §20.3. On the effective date of the applicable Assignments and Acceptances, the Borrower shall pay to the Affected Bank all interest accrued on its Loans up to but excluding such date, along with any fees payable to such Affected Bank hereunder up to but excluding such date, including, without limitation, any amounts that would have been payable pursuant to §6.10 hereof in connection with a prepayment.

7. COLLATERAL SECURITY AND GUARANTIES.

    7.1.  Security of Borrower. The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of the Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

    7.2.  Guaranties and Security of Subsidiaries.  The Obligations shall also be guaranteed pursuant to the terms of the Guaranty. The obligations of the Borrower's Subsidiaries under the Guaranty shall be in turn secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of each such Subsidiary, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which such Subsidiary is a party.

8.  REPRESENTATIONS AND WARRANTIES.

    Each of Holdings (to the extent expressly provided for herein) and the Borrower represents and warrants to the Banks and the Agent as follows:

    8.1.  Corporate Authority.

      8.1.1  Incorporation; Good Standing.  Each of Holdings, the Borrower and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

      8.1.2  Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which Holdings, the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of such Person, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is- subject or any judgment, order, writ, injunction, license or permit applicable to Holdings, the Borrower or any of its Subsidiaries, (d) do not conflict with any provision of the corporate charter or bylaws of Holdings, the Borrower or any of its Subsidiaries, and (e) do not conflict with any provision of any agreement or other instrument binding upon Holdings, the Borrower or any of its Subsidiaries, unless such conflict could not reasonably be expected to have a Material Adverse Effect.

      8.1.3  Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which Holdings, the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

    8.2.  Governmental Approvals.  The execution, delivery and performance by Holdings, the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which Holdings, the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

    8.3.  Title to Properties; Leases.  Except as indicated on Schedule 8.3 hereto, the Borrower and its Subsidiaries has good legal marketable and valid title to all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date and except for assets distributed to Premier (or its successors and assigns) pursuant to the Asset Transfer Agreement), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

    8.4.  Financial Statements and Projections.

      8.4.1  Fiscal Year.  The Borrower and each of its Subsidiaries has a fiscal year which is the twelve months ending on December 31 of each calendar year.

      8.4.2  Financial Statements.  There has been furnished to each of the Banks a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, certified by Arthur Andersen LLP. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto except for (a) liabilities under agreements, contracts, leases, licenses and other arrangements entered into in the ordinary course of business consistent with past practices and which could not reasonably be expected to have a Material Adverse Effect (b) liabilities to unaffiliated trade creditors which have arisen in the ordinary course of business consistent with past practices and which are not past due and which could not reasonably be expected to have a Material Adverse Effect; (c) liabilities which could not reasonably be expected to have a Material Adverse Effect and (d) liabilities set forth on Schedule 8.4 hereto.

      8.4.3  Projections.  The Borrower has delivered to the Agent copies of the projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 1998 to 2002 fiscal years.

      8.4.4  Solvency.  The Borrower and its Subsidiaries, on a consolidated and consolidating basis, both before and after—giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents (including, without limitation, the Transaction) (a) are solvent; (b) have assets having a fair value in excess of their liabilities; (c) have assets having a fair value in excess of the amount required to pay their liabilities on existing debts as such debts become due and payable, and (d) have, and expect to continue to have, access to adequate capital for the conduct of their business and the ability to pay their debts from time to time incurred in connection with the operation of their business as such debts mature.

    8.5.  No Material Changes, etc.  Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had a Material Adverse Effect and other than changes resulting from the Transaction. Since the Balance Sheet Date, the Borrower has not made any Distributions except as expressly permitted by this Credit Agreement or the Transaction Documents.

    8.6.  Franchises, Patents, Copyrights, etc.  Each of the Borrower and its Subsidiaries owns or possesses an exclusive license to use all franchises, patents, copyrights, trademarks, trademark applications, trade names, licenses (other than with respect to "off-the-shell" software which is available to the general public at retail) and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

    8.7.  Litigation.  Except as set forth in Schedule 8.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the best of the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, could reasonably be expected, either in any case or in the aggregate, have a Material Adverse Effect or materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

    8.8.  No Materially Adverse Contracts, etc.  Neither Holdings, the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or could reasonably be expected to have a Material Adverse Effect. Neither Holdings, the Borrower nor any of its Subsidiaries is a party to any contract or agreement that, as a result of the transactions contemplated hereby, has or could reasonably be expected, in the judgment of the Borrower's officers, to have any Material Adverse Effect.

    8.9.  Compliance with Other Instruments, Laws, etc.  Neither Holdings, the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or could reasonably be expected to have a Material Adverse Effect.

    8.10.  Tax Status.  The Borrower and its Subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed by the taxing authority of any jurisdiction to be due from the Borrower or any of its Subsidiaries, and the officers of the Borrower know of no basis for any such claim.

    8.11.  No Event of Default.  No Default or Event of Default has occurred and is continuing.

    8.12.  Holding Company and Investment Company Acts.  Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

    8.13.  Absence of Financing Statements, etc.  Except as set forth on Schedule attached hereto, and except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of Holdings, the Borrower or any of its Subsidiaries or any rights relating thereto.

    8.14.  Perfection of Security Interest.  All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Agent's security interest in the Collateral. The Collateral and the Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower or a Subsidiary of the Borrower party to one of the Security Agreements is the good, valid and marketable title to the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

    8.15.  Certain Transactions.  Except as set forth on Schedule 8.15 hereto, and except for arm's length transactions pursuant to which Holdings, the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than Holdings, the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of Holdings, the Borrower or any of its Subsidiaries is presently a party to any transaction with Holdings, the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

    8.16.  Employee Benefit Plans.

      8.16.1  In General.  Each Employee Benefit Plan and, to the extent the Borrower currently has or in the future has any Guaranteed Pension Plans, each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. From and after the date on which the Borrower maintains any Guaranteed Pension Plans, the Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

      8.16.2  Terminability of Welfare Plans.  No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I Part 6 of ERISA or the applicable state insurance laws. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any Person other than for claims arising prior to termination.

      8.16.3  Guaranteed Pension Plans.  From and after the date on which the Borrower maintains any Guaranteed Pension Plan, each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

      8.16.4  Multiemployer Plans.  Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

    8.17.  Use of Proceeds.

      8.17.1  General.  The proceeds of the Loans shall be used (a) to refinance existing Indebtedness of the Borrower; (b) to finance a portion of the Transaction; and (c) for working capital and general corporate purposes. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.

      8.17.2  Regulations U and X.  No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

    8.17.3  Ineligible Securities.  No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of (a) knowingly purchasing, or providing credit support for the purchase of, Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (b) knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period, any Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or (c) making, or providing credit support for the making of, payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Borrower or any Subsidiary or other Affiliate of the Borrower.

    8.18.  Environmental Compliance.  The Borrower has determined that, to the best of its knowledge,:

      (a) none of the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the - Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation could reasonably be expected to have a Material Adverse Effect;

      (b) neither the Borrower nor—any of its Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal state or local agency or other third party has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, in each case which could reasonably be expected to have a Material Adverse Effect;

      (c) except as set forth on Schedule 8.18 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases could reasonably be expected to have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrower's knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could reasonably be expected to have a Material Adverse Effect; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge, operating in compliance with such permits and applicable Environmental Laws, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect; and

      (d) None of the Borrower and its Subsidiaries or any of the Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

    8.19.  Subsidiaries, etc.  Schedule 8.19(a) sets forth the Subsidiaries of the Borrower. Except as set forth on Schedule 8.19(b) hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person.

    8.20.  Bank Accounts.  Schedule 8.20 sets forth the account numbers and location of all bank accounts of the Borrower or any of its Subsidiaries.

    8.21.  Year 2000 Problem.  Except as set forth on Schedule attached hereto, the Borrower and its Subsidiaries have reviewed the areas within their businesses and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (i.e. the risk that computer applications used by the Borrower or any of its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Except as set forth on Schedule 8.21 hereto, based upon such review, the Borrower reasonably believes that the "Year 2000 Problem" will not have any Material Adverse Effect.

    8.22.  Disclosure.  None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to Holdings, the Borrower or any of its Subsidiaries in the case of any document or information not furnished by Holdings, the Borrower or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to Holdings, the Borrower or any of its Subsidiaries which materially adversely affects, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

    8.23.  Subordinated Debt Documents, Capitalization Documents and Transaction Documents.  The Borrower has delivered to the Agent true and complete copies of all of the Capitalization Documents, the Subordinated Debt Documents and the Transaction Documents (including any amendments thereto). Each of the representations and warranties made by Holdings, the Borrower and its Subsidiaries in any of the Subordinated Debt Documents, the Capitalization Documents and the Transaction Documents was true and correct in all material respects when made and continue to remain true and correct in all material respects on the Closing Date, except to the extent that any of such representations and warranties relate, by the express terms thereof, solely to a date falling prior to the Closing Date, and except to the extent that any of such representations and warranties may have been affected by the consummation of the transactions contemplated and permitted or required by the Loan Documents.

    8.24.  Chief Executive Office.  The Borrower's chief executive office is at 7901 Flying Cloud Drive, Eden Prairie, Minnesota 55344, at which location its books and records are kept. Each of the Guarantors' chief executive office is as set forth in the Security Agreement to which it is a party.

    8.25.  Insurance.  The Borrower and each of its Subsidiaries maintains with financially sound and reputable insurers insurance with respect to its properties and businesses against such casualties and contingencies as are in accordance with sound business practices and with the details of such coverage being more fully described on Schedule 8.25 hereto.

9. AFFIRMATIVE COVENANTS OF HOLDINGS AND THE BORROWER.

    Each of Holdings (to the extent expressly provided for herein and so long as Holdings legally exists) and the Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

    9.1.  Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees, the Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

    9.2.  Maintenance of Office.  The Borrower will maintain its chief executive office in Eden Prairie, Minnesota, or at such other place in the United States of America as the Borrower shall designate upon thirty (30) days' written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

    9.3.  Records and Accounts.  The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage Arthur Andersen LLP or other independent certified public accountants reasonably satisfactory to the Agent as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than ninety (90) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Agent.

    9.4.  Financial Statements, Certificates and Information.  The Borrower will deliver to each of the Banks:

      (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries and the consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification by Arthur Andersen LLP or by other independent certified public accountants reasonably satisfactory to the Agent, together with a written statement from such accountants to the effect that they have read a copy (or the relevant portions thereof necessary to give such an opinion, including without limitation the financial covenants contained in §11 hereof) of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;

      (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the unaudited consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

      (c) as soon as practicable, but in any event within thirty (30) days after the end of each month in each fiscal year of the Borrower, unaudited monthly consolidated financial statements of the Borrower and its Subsidiaries for such month and unaudited monthly consolidating financial statements of the Borrower and its Subsidiaries for such month, each prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial condition of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

      (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto (the "Compliance Certificate") and setting forthin reasonable detail computations evidencing compliance with the covenants contained in §11 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

      (e) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission;

      (f)  from time to time upon request of the Agent, projections of the Borrower and its Subsidiaries updating those projections delivered to the Banks and referred to in §8.4.2 or, if applicable, updating any later such projections delivered in response to a request pursuant to this §9.4(f); and

      (g) from time to time such other financial data and information (including accountants, management letters) as the Agent or any Bank may reasonably request.

    9.5. Notices.

      9.5.1 Defaults. The Borrower will promptly notify the Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent, describing-the notice or action and the nature of the claimed default.

        9.5.2  Environmental Events.  The Borrower will promptly give notice to the Agent (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal state or local environmental agency or board, that has the potential to have a Material Adverse Effect, or have a material adverse effect on the Agent's security interests pursuant to the Security Documents.

        9.5.3  Notification of Claim against Collateral.  The Borrower will, immediately upon becoming aware thereof, notify the Agent in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses involving amounts in excess of $500,000 in the aggregate to which any of the Collateral or the Agent's rights with respect to the Collateral are subject.

        9.5.4  Notice of Litigation and Judgments.  The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will and will cause each of its Subsidiaries to, give notice to the Agent, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $500,000.

    9.6.  Corporate Existence; Maintenance of Properties.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company without the prior written consent of the Agent, which consent shall not be unreasonably withheld. Each (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted, or proposed on the Closing Date to be conducted, by them and in related businesses; provided that nothing in this §9.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.

    9.7. Insurance.

        9.7.1  Maintenance of Insurance.  The Borrower will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas. Such insurance shall be in such minimum amounts that the Borrower will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Agent. In addition, all such insurance shall be payable to the Agent as loss payee under a "standard" or "New York" loss payee clause for the benefit of the Banks and the Agent. Without limiting the foregoing, the Borrower will keep all of its physical property insured against such casualties and contingencies as are in accordance with sound business practices and with the details of such coverage being as described on Schedule 8.25 hereto.

        9.7.2  Insurance Proceeds.  The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall subject to the rights, if any, of other parties with a prior interest in the property covered thereby, (a) so long as no Event of Default has occurred and is continuing, and subject to the requirements set forth in §4.3.4 hereof, be disbursed to the Borrower for direct application by the Borrower solely to the repair or replacement of the Borrower's property so damaged or destroyed and (b) in all other circumstances, be held by the Agent as cash collateral for the Obligations. The Agent may, at its sole option, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as the Agent may reasonably prescribe, for direct application by the Company solely to the repair or replacement of the Borrower's property so damaged or destroyed, or the Agent may apply all or any part of such proceeds to the Obligations with the Total Commitment (if not then terminated) being reduced by the amount so applied to the Obligations.

        9.7.3  Notice of Cancellation, etc..  All policies of insurance shall provide for at least thirty (30) days prior written cancellation notice to the Agent. In the event of failure by the Borrower to provide and maintain insurance as herein provided, the Agent may, at its option, provide such insurance and charge the amount thereof to the Borrower. The Borrower shall furnish the Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

    9.8.  Taxes.  The Borrower will and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

    9.9. Inspection of Properties and Books, etc.

        9.9.1  General.  The Borrower shall permit, no more frequently than twice each calendar year for all the Banks, or more frequently as determined by the Agent if an Event.of Default shall have occurred and be continuing, the Banks, through the Agent or any of the Agent's designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request. The Agent may, at the Borrower's expense, participate in or observe any physical count of inventory included in the Collateral.

        9.9.2  Appraisals.  No more frequently than once each calendar year, or more frequently as determined by the Agent if an Event of Default shall have occurred and be continuing, upon the request of the Agent, the Borrower will obtain and deliver to the Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to the Agent, stating (a) the then current fair market, orderly liquidation and forced liquidation values of all or any portion of the equipment or real estate owned by the Borrower or any of its Subsidiaries and (b) the then current business value of each of the Borrower and its Subsidiaries. All such appraisals conducted prior to the occurrence of an Event of Default shall be conducted and made at the expense of the Agent, and all such appraisals conducted after the occurrence and during the continuation of an Event of Default shall be conducted and made at the expense of the Borrower.

        9.9.3  Communications with Accountants.  The Borrower authorizes the Agent and, if accompanied by the Agent, the Banks, upon written notice to the Borrower, to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §9.9.3.

    9.10.  Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect and (d) all applicable decrees, orders, and judgments, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval permit or license and furnish the Agent with evidence thereof.

    9.11.  Employee Benefit Plans.  The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (b) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041,4042,4043,4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

    9.12.  Use of Proceeds.  The Borrower will use the proceeds of the Loans solely (a) to refinance existing Indebtedness of the Borrower; (b) to finance a portion of the Transaction; and (c) for working capital and general corporate purposes. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.

    9.13.  Fair Labor Standards Act.  The Borrower shall, and shall require each Subsidiary to, at all times operate its business in compliance with all material applicable provisions of the Fair Labor Standards Act of 1938, as amended. None of the inventory of the Borrower or any of its Subsidiaries are or will be produced by employees of (a) the Borrower or any of its Subsidiaries, or (b) to the best knowledge of the Borrower, by employees of suppliers, who are, in each case, employed in violation of any applicable minimum wage or maximum hour provisions of the Fair Labor Standards Act (29 U.S.C. §§206 and 207) or any applicable regulations promulgated thereunder, in each case, as in effect from time to time.

    9.14.  Guarantors.  The Borrower will, and will cause each Subsidiary created, acquired or existing on or after the Closing Date to become a Guarantor immediately and shall cause such Subsidiary to execute and deliver to the Agent for the benefit of the Agent and the Banks (a) a Guaranty (or an Instrument of Adherence to any Guaranty executed after the Closing Date by any other Subsidiary of the Borrower), and (b) further Security Documents or other instruments and documents as the Agent may reasonably require in order to grant to the Agent a first priority perfected security interest in such Subsidiary's assets, together with legal opinions in form and substance reasonably satisfactory to the Agent and the Banks to be delivered to the Agent and the Banks opining as to the authorization, validity and enforceability of such Guaranty or Instrument of Adherence and Security Documents and (as to the applicable Security Documents) the perfection of such security interests.

    9.15.  Interest Rate Protection Arrangements.  The Borrower will, not later than ninety (90) days of the Closing Date, purchase an interest rate cap or swap or effect other interest rate protection arrangements for a minimum period of two (2) years applicable to not less than fifty percent (50%) of the Term Loans, on terms and conditions reasonably satisfactory to the Agent and the Banks.

    9.16.  Additional Subsidiaries.  If, after the Closing Date, the Borrower or any of its Subsidiaries creates or acquires, either directly or indirectly, any Subsidiary, it will immediately notify the Agent of such creation or acquisition, as the case may be, and provide the Agent with an updated Schedule 8.19(a) hereof and take all other actions required by § 9.14 and § 10.5.1 hereof.

    9.17.  Further Assurances.  Each of Holdings and the Borrower will and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

10. CERTAIN NEGATIVE COVENANTS OF HOLDINGS AND THE BORROWER.

    Each of Holdings (to the extent expressly provided for herein and so long as Holdings legally exists) and the Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:

    10.1.  Restrictions on Indebtedness.  Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

      (a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

      (b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

      (c) Subordinated Debt;

      (d) Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or such Subsidiary or under any Capitalized Lease, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $500,000 at any one time;

      (e) Indebtedness existing on the date hereof and listed and described on Schedule 10.1 hereto;

      (f)  Indebtedness of a Guarantor to the Borrower;

      (g) Indebtedness of the Borrower in respect of interest rate protection arrangements required to be maintained by §9.16 or in respect of currency swap arrangements so long as such arrangements are in the ordinary course of business and are not for speculative purposes;

      (h) Indebtedness of the Borrower in respect of its Preferred Stock; and

      (i)  Indebtedness of the Borrower in respect of its repurchase and/or redemption obligations under its Stock Option Plan.

    10.2.  Restrictions on Liens.  Neither Holdings nor the Borrower will nor will they permit any of their Subsidiaries to, (a) create or incur or suffer to be created or incurred or—to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell assign, pledge or otherwise transfer any "receivables" as defined in clause (g) of the definition of the term "Indebtedness", with or without recourse; or (f) enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits Holdings, the Borrower or any of its Subsidiaries from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest other than in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents and other than customary anti-assignment provisions in leases and licensing agreements entered into by Holdings, the Borrower or such Subsidiary in the ordinary course of its business, provided that Holdings, the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

      (a) liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing -by Subsidiaries of the Borrower to the Borrower;

      (b) liens of the Borrower or any of its Subsidiaries to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

      (c) deposits or pledges made by the Borrower or any of its Subsidiaries in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;—

      (d) liens on properties of the. Borrower or any of its Subsidiaries in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

      (e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties of the Borrower or any of its Subsidiaries in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

      (f)  encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis;

      (g) liens existing on the date hereof and listed on Schedule 10.2 hereto;

      (h) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by § 10.1(d), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired and liens in favor of lessors under Capitalized Leases on assets subject to Capitalized Leases permitted by § 10.1(d) hereof;

      (i)  liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents;

      (j)  liens on security deposits with respect to leases of office space of the Borrower or any Subsidiary and other liens arising under leases or rental agreements made by the Borrower or any Subsidiary in the ordinary course of business consistent with past practices, which liens cover only the real property so rented; and

      (k) UCC-1 financing statements filed solely for notice or precautionary purposes under operating leases which do not secure Indebtedness and which are limited to the items of equipment leased by the Borrower or any Subsidiary pursuant to the lease in question.

    10.3.  Restrictions on Investments.  Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

      (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

      (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000, so long as such Investments are made by the Borrower or any Subsidiary and not Holdings;

      (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Service, Inc., and not less than "A 1" if rated by Standard and Poor's Rating Group, so long as such Investments are made by the Borrower or any Subsidiary and not Holdings;

      (d) Investments by the Borrower in repurchase agreements secured by any one or more of the foregoing;—

      (e) Investments existing on the date hereof and listed on Schedule 10.3 hereto;

      (f)  Investments with respect to Indebtedness permitted by § 10.1(f) so long as such entities remain Subsidiaries of the Borrower and Guarantors hereunder;

      (g) Investments consisting of the Guaranty or Investments by the Borrower in Guarantors or Investments by Holdings in the Borrower;

      (h) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by § 10.5.2;

      (i)  Investments by the Borrower in connection with Permitted Acquisitions;

      (j)  Investments in respect of interest rate protection arrangements entered into by the Borrower in the ordinary course of business consistent with past practices and not for speculative purposes;

      (k) Investments consisting of loans and advances by the Borrower to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $100,000 in the aggregate at any time outstanding, and Investments consisting of loans and advances by the Borrower to employees to purchase capital stock of the Borrower in connection with the Stock Option Plan; and

      (l)  Investments by the Borrower not otherwise included in this § 10.3 in an aggregate amount not to exceed $250,000 outstanding at any time.

provided, however, that, with the exception of Investments referred to in § 10.3(b), (g) and (k), such Investments will be considered Investments permitted by this § 10.3 only if all actions have been taken to the satisfaction of the Agent to provide to the Agent, for the benefit of the Banks and the Agent, a first priority perfected security interest in all of such Investments free of all encumbrances other than Permitted Liens.

    10.4.  Distributions and Restricted Payments.  Neither Holdings, the Borrower nor any of their Subsidiaries will make any Restricted Payments other than a Restricted Payment by the Borrower to the Founder consisting of the Seller Consulting Fee pursuant to the Consulting Agreement in an aggregate amount not to exceed $27,100 in any calendar month, and provided that such payments shall not be made earlier than three (3) days prior to the date such payments are due and payable pursuant to the terms of the Consulting Agreement; provided, however, so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof Holdings, the Borrower and its Subsidiaries shall be permitted to make the following additional Restricted Payments:

      (a) by any Subsidiary of the Borrower to such Subsidiary's parent;

      (b) those Restricted Payments to be made on the Closing Date (or thereafter pursuant to Section 1.4 of the Stock Purchase and Redemption Agreement) pursuant to the express provisions of the Transaction Documents;

      (c) by the Borrower to the Founder to repay the Subordinated Seller Note with the proceeds of either (i) that portion of the Consolidated Excess Cash Flow not otherwise required to be used to repay the Term Loans pursuant to §4 or otherwise used to redeem the Redeemable Preferred Stock pursuant to paragraph (e) below or (ii) that portion of the Net Cash Proceeds of the Borrower's Equity Issuance not otherwise required to be used to repay the Term Loans pursuant to §4 (and to the extent the Borrower has satisfied the conditions contained in §4) or otherwise used to redeem the Redeemable Preferred Stock pursuant to paragraph (e) below; provided, the aggregate amount of such repayments made pursuant to this § 10.4(d) and § 10.4(e) shall not at any time exceed the amount of Consolidated Excess Cash Flow and Net Cash Proceeds not otherwise required to be repaid to the Banks pursuant to §4 hereof;

      (d) by the Borrower to the holders of the Redeemable Preferred Stock with the proceeds of either (i) that portion of the Consolidated Excess Cash Flow not otherwise required to be used to repay the Term Loans pursuant to §4 or otherwise used to prepay the Subordinated Seller Note pursuant to paragraph (d) above or (ii) that portion of the Net Cash Proceeds of the Borrower's Equity Issuance not otherwise required to be used to repay the Term Loans pursuant to §4 (and to the extent the Borrower has satisfied the conditions contained in §4) or otherwise used to prepay the Subordinated Seller Note pursuant to paragraph (d) above; provided, the aggregate amount of such repayments made pursuant to this § 10.4(d) and § 10.4(e) shall not at any time exceed the amount of Consolidated Excess Cash Flow and Net Cash Proceeds not otherwise required to be repaid to the Banks pursuant to §4 hereof; and

      (e) by the Borrower in respect of mandatory redemptions or mandatory repurchases of the Borrower's capital stock pursuant to the terms of the Stock Option Plan.

    10.5. Merger, Consolidation and Disposition of Assets.

        10.5.1  Mergers and Acquisitions.  Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (a) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, or the merger or consolidation of Holdings with and into the Borrower, so long as the Borrower is the survivor of such merger or consolidation, (b) the merger or consolidation of two or more Subsidiaries of the Borrower or (c) so long as no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the acquisition by the Borrower of' the assets or stock of Persons in the same or a similar line of business as the Borrower and its Subsidiaries (each a "Permitted Acquisition") where (i) the Borrower has provided the Agent with thirty (30) days prior written notice of such Permitted Acquisition, which notice shall include a reasonably detailed description of such Permitted Acquisition and copies of all acquisition documents in connection therewith; (ii) the business to be acquired would not subject the Agent or the Banks to regulatory or third party approvals in connection with the exercise of their rights and remedies under this Credit Agreement or any other Loan Document; (iii) no contingent liabilities or liabilities will be incurred or assumed in connection with such Permitted Acquisition, and any Indebtedness incurred or assumed in connection with such Permitted Acquisition (1) shall have been permitted to be incurred or assumed pursuant to §10.1 hereof; and (2) shall contain terms and conditions (including subordination provisions) reasonably acceptable to the Agent and the Banks in all respects; (iv) the Borrower has provided the Agent with such other information as was reasonably requested by the Agent (v) after the consummation of the Permitted Acquisition, the Borrower shall own 100% of -the capital stock of the Person to be acquired; (vi) the Borrower shall take, or shall cause to be taken, all necessary action to grant to the Agent a first priority perfected lien in all assets and stock acquired in connection with such Permitted Acquisition, with such exceptions as the Agent may approve; (vii) the Borrower has demonstrated to the satisfaction of the Agent, based on a pro forma Compliance Certificate, compliance with §11 immediately prior to and immediately after giving effect to such Permitted Acquisition; (viii) the consideration paid to the sellers in such Permitted Acquisition is solely in the form of the capital stock of the Borrower; (ix) board of directors and the shareholders (if required by applicable law), or the equivalent, of each of the Borrower and the Person to be acquired has approved such merger, consolidation or acquisition and such Permitted Acquisition is otherwise considered "friendly"; (x) the Borrower shall have demonstrated to the satisfaction of the Agent that the Consolidated Net Income and Consolidated Net Operating Income of the Person to be acquired for the most recently ended twelve (12) month period is positive; and (xi) the Borrower has delivered to the Agent a certificate of the chief financial officer of the Borrower to the effect that (1) the Borrower will be solvent upon the consummation of the Permitted Acquisition; (2) the pro forma Compliance Certificate fairly presents the financial condition of the Borrower and its Subsidiaries as of the date thereof and after giving effect to such Permitted Acquisition; and (3) no Default or Event of Default then exists or would result after giving effect to the Permitted Acquisition.

      In the event any new Subsidiary is formed or acquired as a result of or in connection with any acquisition, such new Subsidiary shall, immediately upon its creation or acquisition, execute and deliver to the Agent for the benefit of the Agent and the Banks, an Instrument of Adherence in substantially the form of Exhibit E hereto (an "Instrument of Adherence") and the Loan Documents shall be amended and/or supplemented as necessary to make the terms and conditions of the Loan Documents applicable to such Domestic Subsidiary. Such Subsidiary shall become a Guarantor hereunder and shall become party to the Guaranty and the Security Agreement and shall execute and deliver to the Agent any and all other agreements, documents, instruments and financing statements necessary to grant to the Agent a first priority perfected lien in such Subsidiary's assets. The Borrower and its Subsidiaries shall, immediately upon the creation or acquisition of such Subsidiary, pledge all of such Subsidiary's capital stock to the Agent for the benefit of the Agent and the Banks.

    10.5.2  Disposition of Assets.  Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than (a) the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices; and N sales of assets for fair and reasonable value relating to any line of business other than security and identification card printers, so long as the Net Cash Sale Proceeds received therefrom are applied in the manner required by §4.3.4 hereof.

    10.6.  Sale and Leaseback.  Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby Holdings, the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that Holdings, the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

    10.7.  Compliance with Environmental Laws. The Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.

    10.8.  Subordinated Debt. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any of the Subordinated Debt Documents or prepay, redeem or repurchase (or offer to prepay, redeem or repurchase) any of the Subordinated Debt; provided, however, the Borrower shall be permitted to make any repayments expressly permitted by § 10.4(c) hereof.

    10.9.  Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will

      (a) engage in any "prohibited transaction" within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

      (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

      (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

      (d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

      (e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.—

    10.10.  Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date, or proposed on the Closing Date to be conducted by them, and in related businesses.

    10.11.  Fiscal Year. The Borrower will not, and will not permit any of it Subsidiaries to, change the date of the end of its fiscal year from that set forth in §8.4.1.

    10.12.  Transactions with Affiliates. Each of Holdings and the Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of Holdings or the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm's length basis in the ordinary course of business.

    10.13.  Modification Documents Charter. Neither Holdings, the Borrower nor any of its Subsidiaries will consent to or agree to any amendment, supplement or other modification to the Transaction Documents, the Subordinated Debt Documents or the Capitalization Documents without the prior written consent of the Agent unless such amendment, supplement or modification is immaterial in nature and would not have any material adverse effect on the Agent's or the Banks' rights under the Loan Documents or Holdings', the Borrower's or any of its Subsidiaries' obligations under the Loan Documents.

    10.14.  Upstream Limitations. Neither Holdings, the Borrower nor any of its Subsidiaries will enter into, or permit any of their Subsidiaries to enter into, any agreement, contract or arrangement (other than the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of its assets to Holdings, the Borrower or any Guarantor.

    10.15.  Inconsistent Agreements. Neither Holdings, the Borrower nor any of its Subsidiaries will nor will they permit their Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance by Holdings, the Borrower or such Subsidiary of its obligations hereunder or under any of the Loan Documents.

    10.16.  Limitations on Foreign Exchange Arrangements. The Borrower will not and will not permit any of its Subsidiaries to enter into any interest rate hedging or risk protection arrangements, foreign exchange risk protection arrangements, or currency risk protection arrangements which are not in the ordinary course of business or are for speculative purposes.

11.  FINANCIAL COVENANTS OF THE BORROWER.

    The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

    11.1.  Leverage Ratio. The Borrower will not at any time during any period described in the table set forth below, permit the Leverage Ratio to exceed the ratio set forth opposite such period in such table:

Period	Ratio
Closing Date—March 31, 1999	4.50:1.00
April 1, 1999—September 30, 1999	4.00:1.00
October 1, 1999—March 31, 2000	3.50:1.00
April 1, 2000—September 30, 2000	3.25:1.00
October 1, 2000—March 31, 2001	2.50:1.00
any time thereafter	2.00:1.00

    11.2.  Minimum EBITDA. The Borrower will not, as of the end of any fiscal quarter ending during any period described in the table set forth below, permit EBITDA of the Borrower and its Subsidiaries for the Building Reference Period ending on such date, to be less than the amount set forth opposite such period in such table:

Fiscal Quarter Ending	Amount
March 31, 1998	$2,450,000
June 30, 1998	$6,250,000
September 30, 1998	$10,600,000
December 31, 1998—March 31, 1999	$14,250,000
June 30, 1999—September 30,1999	$15,500,000
December 31, 1999—September 30, 2000	$16,750,000
December 31, 2000—September 30, 2001	$19,000,000
December 31, 2001—September 30, 2002	$21,000,000
each fiscal quarter ending thereafter	$23,000,000

    11.3.  Fixed Charge Coverage Ratio. The Borrower will not permit the ratio of (a) Consolidated Operating Cash Flow for any fiscal quarter for the Building Reference Period most recently ended to (b) Total Debt Service for such period, to be less than 1.25:1.00 for each fiscal quarter, commencing with the fiscal quarter ending June 30, 1998.

12.  CLOSING CONDITIONS.

    The obligations of the Banks to make the initial Revolving Credit Loans and the Term Loans and of the Agent to issue any initial Letters of Credit shall be subject to the satisfaction (or waiver in writing by the Agent and the Banks) of the following conditions precedent:

    12.1.  Loan Documents etc.

      12.1.1  Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Agent. Each Bank shall have received a fully executed copy of each such document.

      12.1.2  Subordinated Debt Documents. Each of the Subordinated Debt Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Agent. The Agent shall have received a fully executed copy of each such document.

      12.1.3  Transaction and Capitalization Documents. Each of the Transaction Documents and Capitalization Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Agent. The Agent shall have received a fully executed copy of each such document.

    12.2.  Certified Copies of Charter Documents. The Agent shall have received from Holdings, the Borrower and each of its Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

    12.3.  Corporate, Action. All corporate action necessary for the valid execution, delivery and performance by Holdings, the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

    12.4.  Incumbency Certificate. The Agent shall have received from Holdings, the Borrower and each of its Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of Holdings, the Borrower or such Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of Holdings, the Borrower of such Subsidiary, each of the Loan Documents and Subordination Documents to which Holdings, the Borrower or such Subsidiary is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion 1 requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

    12.5.  Validity of Liens. The Security Documents shall be effective to create in favor of the Agent a legal valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions reasonably necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Agent.

    12.6.  Perfection Certificates and UCC Search Results. The Agent shall have received from each of the Borrower and its Subsidiaries a completed and fully executed Perfection Certificate and the results of UCC searches with respect to the Collateral indicating no liens other than Permitted Liens and otherwise in form and substance reasonably satisfactory to the Agent.

    12.7.  Landlord Consents. The Borrower and its Subsidiaries shall have delivered to the Agent all landlord consents reasonably requested by the Agent.

    12.8.  Certificates of Insurance. The Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreements and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

    12.9.  Solvency Certificate. The Agent shall have received an officer's certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries flowing the consummation of the transactions contemplated herein and in form and substance satisfactory to the Banks.

    12.10.  Opinion of Counsel. The Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Banks and the Agent, from Goodwin, Procter & Hoar LLP, counsel to Holdings, the Borrower and its Subsidiaries.

    12.11.  Payment of Fees. The Borrower shall have paid to the Banks or the Agent, as appropriate, the fees required to be paid pursuant to the Fee Letter.

    12.12.  Disbursement Instructions. The Agent shall have received disbursement instructions from the Borrower.

    12.13.  Completion of Transaction. The Agent shall have received evidence that all of the closing conditions in the Transaction Documents have been satisfied and the Transaction shall have been completed pursuant to the Transaction Documents and otherwise on terms and conditions that are reasonably satisfactory to the Agent in all respects.

    12.14.  Capitalization. The Agent and the Banks shall have received evidence satisfactory to the Agent and the Banks that (a) the Borrower shall have received a cash equity investment of not less than $32,000,000 from the Investors, on terms and conditions reasonably satisfactory to the Agent in all respects; and (b) Holdings owns not less than eighty percent (80%) (subject to issuance under the Stock Option Plan) of the capital stock of the Borrower on the Closing Date.

    12.15.  Consents and Approvals. The Agent shall have received evidence that all consents and approvals necessary to complete the Transaction and all transactions contemplated hereby have been obtained.

    12.16.  Closing Date EBITDA. The Borrower shall provide the Agent with evidence satisfactory to the Agent that the EBITDA of the Borrower and its Subsidiaries as of December 31, 1997 for the period of twelve consecutive months ending on such date was greater than $16,400,000.

    12.17.  Completion of Due Diligence. The Agent and the Banks shall have received the Borrower's preliminary financial statements for the fiscal year ended December 31, 1997 (which shall be in form and substance reasonably satisfactory to the Agent and the Banks) and shall be satisfied with the results stated therein. In addition, the Agent and the Banks shall have received the Borrower's financial projections for the fiscal years 1998 through 2002 and be satisfied with such projections, as well as any information received by the Agent and the Banks as a result of industry checkings.

13.  CONDITIONS TO ALL BORROWINGS.

The obligations of the Banks to make any Loan, including the Revolving Credit Loan and the Term Loans, and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

    13.1.  Representations True; No Event of Default. Each of the representations and warranties of any of Holdings, the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

    13.2.  No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

    13.3.  Governmental Regulation. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall request in writing and require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

    13.4.  Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special counsel and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

14.  EVENTS OF DEFAULT; ACCELERATION; ETC.

    14.1.  Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

      (a) the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment

      (b) the Borrower shall fail to pay any interest on the Loans, the commitment fee, any Letter of Credit Fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents within five (5) days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

      (c) the Borrower or Holdings, as the case may be, shall fail to comply with any of its covenants contained in § 9.1 (subject to § 14.1(b)), 9.2, 9.4(a), 9.4(b), 9.4(d), 9.7, 9.9.1, 9.12, 9.14-9.16, 10 or 11;

      (d) Holdings, the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this § 14.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Agent;

      (e) any representation or warranty of Holdings, the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

      (f)  the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases, in an amount in excess of $250,000 in the aggregate, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

      (g) Holdings, the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of Holdings, the Borrower or any of its Subsidiaries or of any substantial part of the assets of Holdings, the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to Holdings, the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against Holdings, the—Borrower or any of its Subsidiaries and Holdings, the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

      (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating Holdings, the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of Holdings, the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

      (i)  there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries not otherwise covered by insurance exceeds in the aggregate $1,000,000;

      (j)  the holders of all or any part of the Subordinated Debt shall accelerate the maturity of all or any part of the Subordinated Debt or, except as expressly permitted by §10.8, the Subordinated Debt shall be (or shall be required at such time to be) prepaid, redeemed or repurchased in whole or in part or the Borrower shall be or become required under the terms of the Subordinated Debt to prepay, redeem or repurchase (or shall be or become required thereunder to offer to prepay, redeem or repurchase) all or any part of the Subordinated Debt;

      (k) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Agent's security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents (other than resulting solely from the Agent's gross negligence or willful misconduct), in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel revoke or rescind any of the Loan Documents shall be commenced by or on behalf of Holdings, the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal invalid or unenforceable in accordance with the terms thereof in any material respects;

      (l)  the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title W of ERISA in an aggregate amount exceeding $1,000,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $1,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of § 302(f)(1) of ERISA), provided that the Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

      (m) there shall occur any material damage to, or loss, theft or destruction of, -any Collateral whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and could not reasonably be expected to have a material adverse effect on the business or financial condition of the Borrower or such Subsidiary;

      (n) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

      (o) the Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against the Borrower or any of its Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of the Borrower or such Subsidiary having a fair market value in excess of $500,000;

      (p) the Borrower shall at any time, legally or beneficially own less than 100% of the capital stock of each Guarantor, as adjusted pursuant to any stock split, stock dividend or recapitalization or reclassification of the capital of the Borrower;

      (q) for so long as Holdings shall legally exist, the Investors shall at any time, legally or beneficially own less than 100% of the capital stock of Holdings, as adjusted pursuant to any stock split, stock dividend or recapitalization or reclassification of the capital stock of Holdings;

      (r) Holdings or the Investors shall at any prior to the Initial Public Offering legally or beneficially own less than 51% of the capital stock of the Borrower, as adjusted pursuant to any stock split, stock dividend or recapitalization or reclassification of the capital stock of the Borrower, and after the Initial Public Offering, (i) Holdings or the Investors shall at any time, legally or beneficially own less than 20% of the outstanding shares of common stock of the Borrower and (ii) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than Holdings or the Investors, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of the Borrower; or

      (s) so long as Holdings shall legally exist, Holdings shall at any time prior to the Initial Public Offering legally or beneficially own less than 51% of the capital stock of the Borrower, as adjusted pursuant to any stock split, stock dividend or recapitalization or reclassification of the capital stock of the Borrower, and after the Initial Public Offering, (i) Holdings shall at any time, legally or beneficially own less than 20% of the outstanding shares of common stock of the Borrower and (ii) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than Holdings, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of the Borrower then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§14.1(g) or 14.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.—

    14.2.  Termination of Commitments. If any one or more of the Events of Default specified in §14.1(g) or §14.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

    14.3.  Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to §14.1, each Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

    14.4.  Distribution of Collateral Proceeds. In the event that following the occurrence or during the continuance of any Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

      (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

      (b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Agent's fee payable pursuant to §6.2 and all other Obligations and (B) with respect to each type of Obligation owing to the Banks, such as interest, principal, fees and expenses, among the Banks pro rata, and (ii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

      (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

      (d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

15.  SETOFF.

    Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it or Reimbursement obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16.    THE AGENT.

16.1.  Authorization.

      (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

      (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

      (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

    16.2.  Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

    16.3.  No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

    16.4.  No Representations.

      16.4.1  General. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

      16.4.2  Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in §12, each Bank that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agent or BancBoston Securities Inc., as arranger to such Bank for consent, approval acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Bank, unless an officer of the Agent or BancBoston Securities Inc. active upon the Borrower's account shall have received notice from such Bank not less than two (2) days prior to the Closing Date specifying such Bank's objection thereto and such objection shall not have been withdrawn by notice to the Agent or BancBoston Securities Inc. to such effect on or prior to the Closing Date.

    16.5.  Payments.

      16.5.1  Payments to Agent. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

      16.5.2  Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

      16.5.3  Delinquent Banks. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of §15 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

    16.6.  Holders of Notes. The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

    16.7.  Indemnity. The Banks ratably agree hereby to indemnify and hold harmless the Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or such affiliate has not been reimbursed by the Borrower as required by §17), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent (a) the Agent or such affiliate has been reimbursed by the Borrower as required by §17 and (b) that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

    16.8.  Agent as Bank. In its individual capacity, BKB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

    16.9.  Resignation. The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

    16.10.  Notification of Defaults and Events of Default. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this §16.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

    16.11.  Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Majority Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction, to be unlawful or commercially unreasonable in any applicable jurisdiction.

17.  EXPENSES AND INDEMNIFICATION.

    17.1.  Expenses. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Agent or any of its affiliates incurred by the Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower or any of its Subsidiaries and (f) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches, UCC filings or mortgage recordings.

    17.2.  Indemnification. The Borrower agrees to indemnify and hold harmless the Agent, its affiliates and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries comprised in the Collateral (c) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (d) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, except to the extent that any of the foregoing are directly caused by the gross negligence or willful misconduct of the otherwise indemnified party. In litigation, or the preparation therefor, the Banks and the Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §17.2 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

    17.3.  Survival. The covenants contained in this §17 shall survive payment or satisfaction in full of all other Obligations.

18.  TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

    18.1.  Sharing of Information with Section 20 Subsidiary. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries, in connection with this Credit Agreement or otherwise, by a Section 20 Subsidiary. The Borrower, for itself and each of its Subsidiaries, hereby authorizes (a) such Section 20 Subsidiary to share. with the Agent and each Bank any information delivered to such Section 20 Subsidiary by the Borrower or any of its Subsidiaries, and (b) the Agent each Bank to share with such Section 20 Subsidiary any information delivered to the Agent or such Bank by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement, or in connection with the decision of such Bank to enter into this Credit Agreement; it being understood, in each case, that any such Section 20 Subsidiary receiving such information shall be bound by the confidentiality provisions of this Credit Agreement. Such authorization shall survive the payment and satisfaction in full of all of Obligations for a period of three (3) years from such date.

    18.2.  Confidentiality. Each of the Banks and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Banks or the Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §18, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of §20.6.

    18.3.  Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Banks and the Agent shall prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.

    18.4.  Other. In no event shall any Bank or the Agent be obligated or required to return any materials furnished to it or any Section 20 Subsidiary by the Borrower or any of its Subsidiaries. The obligations of each Bank under this §18 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Bank.

19. SURVIVAL OF COVENANTS, ETC.

    All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

20. ASSIGNMENT AND PARTICIPATION.

    20.1.  Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) each of the Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower, will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (c) each assignment shall be in an amount that is a whole multiple of $2,500,000 (or, if less, such Bank's entire Commitment) and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit F hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §20.3, be released from its obligations under this Credit Agreement.

    20.2.  Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

      (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

      (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

      (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §8.4 and §9.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

      (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement

      (e) such assignee represents and warrants that it is an Eligible Assignee;

      (f)  such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

      (g) such assignee agrees- that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank;

      (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and

      (i)  such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

    20.3.  Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum- of $3,500.

    20.4.  New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such in Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrower.

    20.5.  Participations. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $2,500,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

    20.6.  Disclosure. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

    20.7.  Assignee or Participant Affiliated with the Borrower. If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §14.1 or §14.2, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans or Reimbursement Obligations. If any Bank sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §14.1 or §14.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans or Reimbursement Obligations to the extent of such participation.

    20.8.  Miscellaneous Assignment Provisions. Any assigning Bank shall retain its rights to be indemnified pursuant to §17 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If any Reference Bank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this §20 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

    20.9.  Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

21. NOTICES, ETC.

    Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

      (a) if to the Borrower, at 7901 Flying Cloud Drive, Eden Prairie, Minnesota 55344, Attention: Gary Holland, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

      (b) if to Holdings, at 125 High Street, Boston, Massachusetts, Attention A. Bruce Johnston, President, or at such other address for notice as the Guarantor shall last have furnished in writing to the Person giving the notice;

      (c) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Tena C. Lindenauer, Director, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

      (d) if to any Bank, at such Bank's address set forth on Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

    Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail postage prepaid, on the third Business Day following the mailing thereof.

22. GOVERNING LAW.

    THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON HOLDINGS OR THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §21. EACH OF HOLDINGS AND THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

23. HEADINGS.

    The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

24. COUNTERPARTS.

    This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

25. ENTIRE AGREEMENT, ETC.

    The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

26. WAIVER OF JURY TRIAL.

    Each of Holdings and the Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other—Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights—and obligations. Except as prohibited by law, each of Holdings and the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of Holdings and the Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party and the Subordinated Debt Documents to which it is a party by, among other things, the waivers and certifications contained herein.

27. CONSENTS, AMENDMENTS, WAIVERS, ETC.

    Any consent or approval required or permitted by this Credit Agreement to be given by the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, a decrease in the rate of interest on the Notes (other than interest accruing pursuant to §6.11.2 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the amount of the Commitments of the Banks, a release of all or substantially all of the Collateral, a release of any Guarantor hereunder and the amount of commitment fee or Letter of Credit Fees hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the Revolving Credit Loan Maturity Date, the Term Loan A Maturity Date and the Term Loan B Maturity Date may not be postponed without the written consent of each Bank affected thereby; this §27 and the definition of Majority Banks may not be amended, without the written consent of all of the Banks; and the amount of the Agent's Fee or any Letter of Credit Fees payable for the Agent's account and §16 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

28. SEVERABILITY.

    The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

    IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

FARGO ELECTRONICS, INC.
By:	/s/ GARY R. HOLLAND Name: Gary R. Holland Title: President
FARGO ELECTRONICS HOLDINGS, INC.
By:	/s/ A. BRUCE JOHNSTON Name: A. Bruce Johnston Title: President
BANKBOSTON, N.A., individually and as Agent
By:	/s/ JOHN B. DESMOND John Desmond, Vice President
FIRST BANK N.A.
By:	/s/ MATT R. ROSS (SP?) Title: Vice President
IMPERIAL BANK
By:	/s/ DIANNE H. RUSSELL Title: Dianne H. Russel Senior Vice President
FIRST SOURCE FINANCIAL LLP
By:	First Source Financial, Inc., its Agent/Manager
By:	/s/ JAMES W. WILSON James W. Wilson Senior Vice President
LASALLE NATIONAL BANK
By:	/s/ BRIAN MONCRIEF Brian Moncrief Title: Loan Officer

FIRST AMENDMENT TO
REVOLVING CREDIT AND TERM LOAN AGREEMENT

    First Amendment dated as of June 30, 1999 to Revolving Credit and Term Loan Agreement (the "First Amendment"), by and among FARGO ELECTRONICS, INC., a Minnesota corporation (the "Borrower"), FARGO ELECTRONICS HOLDINGS, INC., a Delaware corporation ("Holdings"), and BANKBOSTON, N.A. and the other lending institutions listed on Schedule 1 to the Credit Agreement (as hereinafter defined) (the "Banks"), amending certain provisions of the Revolving Credit and Term Loan Agreement dated as of February 18, 1998 (as amended and in effect from time to time, the "Credit Agreement") by and among the Borrower, Holdings, the Banks and BANKBOSTON, N.A., as agent for the Banks (the "Agent"). Terms not otherwise defined herein which are defined in the Credit Agreement shall have the same respective meanings herein as therein.

    WHEREAS, the Borrower and the Banks have agreed to modify certain terms and conditions of the Credit Agreement as specifically set forth in this First Amendment;

    NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    §1.  Amendment to §1 of the Credit Agreement.  Section 1.1 of the Credit Agreement is hereby amended as follows:

    (a) The definition of "Applicable Margin" is hereby amended by deleting the table which appears in such definition in its entirety and substituting in place thereof the following table:

Leverage ratio	Base Rate A Loans	Eurodollar Rate A Loans	Base Rate A Loans	Eurodollar Rate B Loans	Letter of Credit Fee	Commitment Fee Rate
Greater than or equal to 3.50:1.00	1.75%	2.75%	2.00%	3.00%	2.75%	0.50%
Less than 3.50:1.00 but greater than or equal to 3.00:1.00	1.50%	2.50%	2.00%	3.00%	2.50%	0.50%
Less than 3.00:1.00 but greater than or equal to 2.50:1.00	1.125%	2.125%	2.00%	3.00%	2.125%	0.375%
Less than 2.50:1.00 but greater than or equal to 2.00:1.00	0.75%	1.75%	2.00%	3.00%	1.75%	0.375%
Less than 2.00:1.00	0.50%	1.50%	2.00%	3.00%	1.50%	0.375%

    (b) The definition of "Term Loan B" is hereby amended by deleting such definition in its entirety and restating it as follows:

      Term Loan B.  The term loan made or to be made by the Banks to the Borrower in two installments with the first such installment being made on the Closing Date in the aggregate principal amount of $15,000,000 and the subsequent installment being made on June 30, 1999 in the aggregate principal amount of $10,000,000, all pursuant to §4.1.2.

    §2  Amendment to §4 of the Credit Agreement.  Section 4 of the Credit Agreement is hereby amended as follows:

    (a) Section 4.1.2 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting in place thereof the following new Section 4.1.2:

      §4.1.2.  Term Loan B.  Subject to the terms and conditions set forth in this Credit Agreement, each Bank agrees to lend to the Borrower (a) on the Closing Date the amount of its Commitment Percentage of the principal amount of $15,000,000 and (b) on June 30, 1999 the amount of its Commitment Percentage of the principal amount of $10,000,000.

    (b) Section 4.2.2 of the Credit Agreement is hereby amended by deleting the first sentence of Section 4.2.2 in its entirety and restating it as follows: "The Term Loan B shall be evidenced by separate amended and restated promissory notes of the Borrower in substantially the form of Exhibit B-2 hereto (each a "Term Loan B Note"), dated as of June 30, 1999 and completed with appropriate insertions."

    (c) Section 4.3.1 of the Credit Agreement is hereby amended by (a) inserting immediately after the words "commencing on September 30, 1998" a comma and the words "and, in addition, a principal payment of $10,000,000 on June 30, 1999 and"; and (b) deleting the table which appears in Section 4.3.1 in its entirety and substituting in place thereof the following table:

Quarter Ending:	Amount of Each Payment
September 30, 1998—December 31, 1999	$625,000
March 31, 2000—June 30, 2000	$875,000
September 30, 2000—June 30, 2001	$1,375,000
September 30, 2001—December 31, 2001	$2,075,000
March 31, 2002—June 30, 2002	$1,875,000
September 30, 2002—December 31, 2002	$2,575,000
Term Loan A Maturity Date	Remaining unpaid balance of Term Loan A

    (d) Section 4.3.2 of the Credit Agreement is hereby amended by deleting the table which appears in Section 4.3.2 in its entirety and substituting in place thereof the following table:

Quarter Ending:	Amount of Each Payment
September 30, 1998—June 30, 2003	$125,000
September 30, 2003—December 31, 2003	$4,075,000
Term Loan A Maturity Date	Remaining unpaid balance of Term Loan B

    (e) Section 4.3.3 of the Credit Agreement is hereby amended by deleting §4.3.3 in its entirety and restating it as follows:

      4.3.3.  Annual Excess Cash flow Recapture.  For each fiscal year of the Borrower ending on or after December 31, 1998 for which Consolidated Excess Cash Flow exceeds $500,000, the Borrower shall make a prepayment of principal on the Term Loans in an amount equal to seventy five percent (75%) of such Consolidated Excess Cash Flow, such mandatory prepayment to be due one hundred twenty (120) days after the end of each applicable fiscal year and to be applied pro rata to each of the Term Loans based on the then outstanding amounts of each of the Term Loans and applied against the scheduled installments of principal due on the respective Term Loans in the inverse order of maturity.

    §3  Amendment to §11 of the Credit Agreement.  Section 11 of the Credit Agreement is hereby amended as follows:

    (a) Section 11.1 of the Credit Agreement is hereby amended by deleting the table which appears in Section 11.1 and substituting in place thereof the following table:

Period	Ratio
Closing Date—March 31, 2000	4.50:1.00
April 1, 2000—June 30, 2000	4.25:1.00
July 1, 2000—September 30, 2000	4.00:1.00
October 1, 2000—December 31, 2000	3.75:1.00
January 1, 2001—March 31, 2001	3.50:1.00
April 1, 2001—June 30, 2001	3.25:1.00
July 1, 2001—September 30, 2001	3.00:1.00
October 1, 2001—December 31, 2001	2.75:1.00
January 1, 2002—March 31, 2002	2.50:1.00
April 1, 2002—September 30, 2002	2.25:1.00
any time thereafter	2.00:1.00

    (b) Section 11.2 of the Credit Agreement is hereby amended by deleting the table which appears in Section 11.2 and substituting in place thereof the following table:

Fiscal Quarter Ending	Amount
March 31, 1998	$2,450,000
June 30, 1998	$6,250,000
September 30, 1998	$10,600,000
December 31, 1998	$14,250,000
March 31, 1999—December 31, 1999	$12,500,000
March 31, 2000	$13,226,000
June 30, 2000	$14,018,000
September 30, 2000	$15,008,000
December 31, 2000	$15,800,000
March 31, 2001	$16,064,000
June 30, 2001	$16,352,000
September 30, 2001	$16,712,000
December 31, 2001	$17,000,000
March 31, 2002	$17,550,000
June 30, 2002	$18,150,000
September 30, 2002	$18,900,000
December 31, 2002	$19,500,000
March 31, 2003	$20,160,000
June 30, 2003	$20,880,000
September 30, 2003	$21,780,000
each fiscal quarter ending thereafter	$22,500,000

    §4.  Amendment to Schedule 1 to the Credit Agreement.  Schedule 1 to the Credit Agreement is hereby amended by deleting Schedule 1 to the Credit Agreement in its entirety and substituting in place thereof the Schedule 1 attached hereto.

    §5.  Conditions to Effectiveness.  This First Amendment shall not become effective until the Agent receives the following

    (a) a counterpart of this First Amendment, duly executed by the Borrower, Holdings, and the Banks;

    (b) the replacement amended and restated Term Loan B Notes for each Bank, duly executed and delivered by the Borrower;

    (c) evidence that the Borrower has taken all necessary corporate action to authorize the transactions contemplated hereby; and

    (d) payment in cash of an amendment fee of $83,025, which amendment fee shall be for the pro rata account of the Banks.

    §6.  Representations and Warranties.  The Borrower and Holdings each hereby repeat, on and as of the date hereof, each of the respective representations and warranties made by them in §8 of the Credit Agreement (except to the extent of changes resulting from transactions contemplated or permitted by this First Amendment, the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date), provided, that all references therein to the Credit Agreement shall refer to such Credit Agreement as amended hereby. In addition, the Borrower and Holdings each hereby represent and warrant that the respective execution and delivery by the Borrower and Holdings of this First Amendment and the respective performance by the Borrower and Holdings of all of their respective agreements and obligations under the Credit Agreement as amended hereby are within the respective corporate authority of the Borrower and Holdings and have been duly authorized by all necessary corporate action on the part of each of the Borrower and Holdings.

    §7.  Ratification, Etc.  Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Security Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this First Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

    §8.  No Waiver.  Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or Holdings or any rights of the Agent or the Banks consequent thereon.

    §9.  Counterparts.  This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

    §10.  Governing Law.  THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICT OF LAWS).

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date set forth above.

FARGO ELECTRONICS, INC.
By:	/s/ GARY HOLLAND Name: Gary Holland Title: President
FARGO ELECTRONICS HOLDINGS, INC.
By:	/s/ A. BRUCE JOHNSTON Name: Title:
BANKBOSTON, N.A.
By:	/s/ JOHN B. DESMOND John B. Desmond Vice President
U.S. BANK, N.A.
By:	/s/ ROBERT A. ROSATI Name: Robert A. Rosati Title: Assistant Vice President
IMPERIAL BANK
By:	/s/ PAULA J. BURIPUUSH Title: Vice President
FIRST SOURCE FINANCIAL LLP
By: First Source Financial, Inc. its Agent/Manager
By:	/s/ JOHN P. THACKER Name: John P. Thacker Title: Senior Vice President
LASALLE NATIONAL BANK
By:	/s/ KRISTEN J. LINDLY Title: Corporate Banking Officer

SCHEDULE 1
Banks/Commitments

Banks	Revolving Credit Loan Commitment*	Term Loan A Commitment**	Term Loan B Commitment***	Commitment Percentage of Revolving Credit Loans, Term Loans and Letters of Credit
BankBoston, N.A.	$888,000	$11,840,000	7,400,000	29.60%
Domestic Lending Office:
100 Federal Street, 01-08-06
Boston, Massachusetts 02110
Attn: John B. Desmond, Vice President
Eurodollar Lending Office
Same as above
First Bank N.A.	$576,000	$7,680,000	$4,800,000	19.20%
Domestic Lending Office
601 Second Avenue South
Minneapolis, Minnesota 55402
Eurodollar Lending Office:
Same as above
Imperial Bank	$576,000	$7,680,000	$4,800,000	19.20%
Domestic Lending Office
196 West Oak Street
Basking Ridge, New Jersey 07920
Attn: James Higgins, Vice President
Eurodollar Lending Office:
Same as above
First Source Financial, Inc.	$480,000	$6,400,000	$4,000,000	16.00%
Domestic Lending Office:
2850 West Golf Road, 5th Floor
Rolling Meadows, Illinois 60008
Attn: Michael Danehl, Vice President
Eurodollar Lending Office:
Same as above
LaSalle National Bank	$480,000	$6,400,000	$4,000,000	16.00%

Domestic Lending Office:
135 South LaSalle Street
Chicago, Illinois 60603
Eurodollar Lending Office:
Same as above
Totals:	$3,000,000	$40,000,000	$25,000,000	100%

  *Revolver Commitment reflects $4,500,000 permanent reduction on June 30, 1999.

 **Term Loan A Commitment amounts reflect amounts as of the Closing Date and do not reflect subsequent repayments, including the $10,000,000 principal reduction on June 30, 1999.

***Term Loan B Commitment amounts reflect the amounts as of June 30, 1999, after giving effect to the $10,000,000 increase in Term Loan B.

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

$

as of February 18, 1998

    FOR VALUE RECEIVED, the undersigned FARGO ELECTRONICS, INC., a Minnesota corporation (the "Borrower"), hereby promises to pay to the order of [INSERT NAME OF LENDER] (the "Bank") at the Agent's Head Office as defined in the Credit Agreement (as defined below):

      (a) prior to or on Revolving Credit Loan Maturity Date the principal amount of            DOLLARS ($        ) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans advanced by the Bank to the Borrower pursuant to the Revolving Credit and Term Loan Agreement dated as of February 18, 1998 (as amended and in effect from time to time, the "Credit Agreement"), among the Borrower, the Bank, and other parties thereto;

      (b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

      (c) interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the maturity date hereof at the times and at the rate provided in the Credit Agreement.

    This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement, the Security Documents and the other Loan Documents, and as and to the extent provided in the Credit Agreement may enforce the agreements of the Borrower contained therein, and as and to the extent provided in the Credit Agreement, any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

    The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Revolving Credit Loans shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

    The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

    If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

    No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

    The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

    THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §21 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

    This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.

    IN WITNESS WHEREOF, the undersigned has caused this Revolving Credit Note to be signed in its corporate name and its corporate seal to be impressed thereon by its duly authorized officer as of the day and year first above written.

[Corporate Seal]
FARGO ELECTRONICS, INC.
By:
Title:

Exhibit 10.11

FORM OF TERM NOTE A

$	as of

    FOR VALUE RECEIVED, the undersigned FARGO ELECTRONICS, INC., a Minnesota corporation, (the "Borrower"), hereby promises to pay to the order of            , a national banking association (the "Bank") at the Agent's Head Office (as such term is defined in the Credit Agreement referred to below):

      (a) prior to or on Term Loan A Maturity Date the principal amount of            DOLLARS ($             ), evidencing the Term Loan A made by the Bank to the Borrower pursuant to the Revolving Credit and Term Loan Agreement dated as of February 18, 1998 (as amended and in effect from time to time, the "Credit Agreement"), by and among the Borrower, the Bank and other parties thereto;

      (b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

      (c) interest from the date hereof on the principal amount from time to time outstanding to and including the maturity hereof at the rates and terms and in all cases in accordance with the terms of the Credit Agreement.

    This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement, the Security Documents and the other Loan Documents as and to the extent provided in the Credit Agreement, and may enforce the agreements of the Borrower contained therein, and as and to the extent provided in the Credit Agreement, any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

    The Borrower irrevocably authorizes the Bank to make or cause to be made, at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the receipt of such payment. The outstanding amount of the Term Loan A set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to the Term Loan A shall beprima facie evidence (absent manifest error) of the principal amount of the Term Loan A owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

    The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

    If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

    No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any future occasion.

    The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

    THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §21 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

    This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.

    IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name and its corporate seal to be impressed thereon by its duly authorized officer as of the day and year first above written.

[Corporate Seal]

FARGO ELECTRONICS, INC.
By:	/s/ GARY R. HOLLAND
Title: President

Schedule A: There are five (5) versions of Term Note A, varying with respect to the lending institution and the amount as follows:

Bank	Amount

1) BankBoston, N.A.	$11,840,000
2) First Bank, N.A.	$7,680,000
3) Imperial Bank	$7,680,000
4) First Source Financial, Inc.	$6,400,000
5) Lasalle National Bank	$6,400,000

FORM OF AMENDED AND RESTATED
TERM NOTE B

$	as of June 30, 1999

    FOR VALUE RECEIVED, the undersigned FARGO ELECTRONICS, INC., a Minnesota corporation, (the "Borrower"), hereby promises to pay to the order of            (the "Bank"), at the Agent's Head Office (as such term is defined in the Credit Agreement referred to below):

  (a)
  prior to or on Term Loan B Maturity Date the principal amount of            ($            ), evidencing the Term Loan B made by the Bank to the Borrower pursuant to the Revolving Credit and Term Loan Agreement dated as of February 18, 1998 (as amended and in effect from time to time, the "Credit Agreement"), by and among the Borrower, the Bank and other parties thereto;

  (b)
  the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

  (c)
  interest from the date hereof on the principal amount from time to time outstanding to and including the maturity hereof at the rates and terms and in all cases in accordance with the terms of the Credit Agreement.

    This Note constitutes the amendment and restatement in its entirety of the Term Note B issued by the Borrower to the Bank in the original principal amount of $            , dated as of February 18, 1998 (the "Original Note") and is issued in substitution therefor and is an amendment and replacement thereof. Nothing herein or in any other document shall be construed to constitute payment of the Original Note or to release or terminate any guaranty, lien, mortgage, pledge, or other security interest in favor of the Agent or the Bank.

    This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement, the Security Documents and the other Loan Documents as and to the extent provided in the Credit Agreement, and may enforce the agreements of the Borrower contained therein, and as and to the extent provided in the Credit Agreement, any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

    The Borrower irrevocably authorizes the Bank to make or cause to be made, at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the receipt of such payment. The outstanding amount of the Term Loan B set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to the Term Loan B shall be  prima facie evidence (absent manifest error) of the principal amount of the Term Loan B owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

    The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

    If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

    No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any future occasion.

    The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

    THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §21 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

    This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.

    IN WITNESS WHEREOF. the undersigned has caused this Note to be signed in its corporate name and its corporate seal to be impressed thereon by its duly authorized officer as of the day and year first above written.

[Corporate Seal]

FARGO ELECTRONICS, INC.
By:	/s/ GARY R. HOLLAND Gary R. Holland Title: President

Schedule A: There are five (5) versions of the Amended and Restated Term Note B, varying with respect to the lending institution and the amount as follows:

Bank	Amount as Amended	Original Principal Amount

1) BankBoston, N.A.	$7,400,000	$4,440,000
2) U.S. Bank, N.A.*	$4,800,000	$2,880,000
3) Imperial Bank	$4,800,000	$2,880,000
4) First Source Financial, Inc.	$4,000,000	$2,400,000
5) Lasalle National Bank	$4,000,000	$2,400,000

*Formerly known as First Bank, N.A.